UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Live Oak Bancshares, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.

☐Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE is hereby given that the Annual Meeting (the “Annual Meeting”) of Shareholders of Live Oak Bancshares, Inc. (the “Company”) will be held as follows:

Place:	Live Oak Corporate Offices
1741 Tiburon Drive
Wilmington, NC 28403
Date:	May 17, 2022
Time:	9:00 a.m.

The purposes of the meeting are:

1.	Election of Directors. To elect nine members of the Board of Directors for terms of one year;
2.	Say-on-Pay Vote. To vote on a non-binding, advisory proposal to approve compensation paid to our named executive officers (commonly referred to as a “say-on-pay” vote);
3.	Ratification of Independent Auditors. To vote on a proposal to ratify Dixon Hughes Goodman LLP as the Company’s independent auditors for 2022; and
4.	Other Business. To transact any other business properly presented for action at the Annual Meeting.

YOU ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON.  HOWEVER, IF YOU ARE THE RECORD HOLDER OF YOUR SHARES OF OUR VOTING COMMON STOCK, WE ASK THAT YOU APPOINT THE PROXIES NAMED IN THE ENCLOSED PROXY STATEMENT TO VOTE YOUR SHARES FOR YOU BY SIGNING AND RETURNING THE ENCLOSED PROXY CARD OR FOLLOWING THE INSTRUCTIONS IN THE PROXY STATEMENT TO APPOINT THE PROXIES BY INTERNET, EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOUR SHARES ARE HELD IN “STREET NAME” BY A BROKER OR OTHER NOMINEE, ONLY THE RECORD HOLDER OF YOUR SHARES MAY VOTE THEM FOR YOU, SO YOU SHOULD FOLLOW YOUR BROKER’S OR NOMINEE’S DIRECTIONS AND GIVE IT INSTRUCTIONS AS TO HOW IT SHOULD VOTE YOUR SHARES. DOING THAT WILL HELP US ENSURE THAT YOUR SHARES ARE REPRESENTED AND THAT A QUORUM IS PRESENT AT THE ANNUAL MEETING.  THE GIVING OF AN APPOINTMENT OF PROXY WILL NOT AFFECT YOUR RIGHT TO REVOKE IT OR TO ATTEND THE MEETING AND VOTE IN PERSON.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 17, 2022. We first mailed the Notice of Internet Availability of Proxy Materials to our shareholders on or about April 1, 2022. The Notice of Annual Meeting, Proxy Statement and Annual Report are available in the Investor Relations section of our website, www.liveoakbank.com and at www.proxyvote.com.

Special Note Regarding COVID-19. Given the ongoing public health and safety concerns related to the coronavirus disease 2019, or COVID-19, we ask that each shareholder evaluate the relative benefits to them personally of in-person attendance at the Annual Meeting and take advantage of the ability to vote by proxy via internet or telephone, as instructed on the proxy card and Notice of Internet Availability of Proxy Materials. If you elect to attend in person, we ask that you follow recommended guidance, mandates, and applicable executive orders from federal and state authorities, particularly as they relate to social distancing and attendance at public gatherings. If you are not feeling well or think you may have been exposed to COVID-19, we ask that you vote by proxy for the meeting. Should further developments with COVID-19 necessitate that we change any material aspects of the Annual Meeting, we will make public disclosure of such changes. We thank you for your cooperation as we balance the benefits of shareholder engagement with the safety of our community and each of our shareholders.

By Order of the Board of Directors

/s/ James S. Mahan III
James S. Mahan III
Chairman and CEO
April 1, 2022

LIVE OAK BANCSHARES, INC.

Proxy Statement For The

Annual Meeting Of Shareholders

To Be Held May 17, 2022

LIVE OAK BANCSHARES, INC.

PROXY STATEMENT

Mailing Date: On or about April 1, 2022

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 17, 2022

General INFORMATION

This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Live Oak Bancshares, Inc. (the “Company”) of appointments of proxy for use at the annual meeting of the Company’s shareholders (the “Annual Meeting”) to be held on May 17, 2022, at 9:00 a.m., at the Company’s corporate offices located at 1741 Tiburon Drive, Wilmington, North Carolina 28403, and at any adjournments thereof.  The Company’s proxy solicitation materials are being made available to our shareholders on or about April 1, 2022.  In this Proxy Statement, the Company’s subsidiary bank, Live Oak Banking Company, is referred to as the “Bank.”  The mailing address of the Company’s principal executive offices is 1741 Tiburon Drive, Wilmington, North Carolina 28403.

Internet Availability of Proxy Materials

We are providing proxy materials to our shareholders primarily via the internet instead of mailing printed copies of those materials to each shareholder. By doing so, we save costs and reduce the environmental impact of the Annual Meeting. On or about April 1, 2022, we mailed a Notice of Internet Availability of Proxy Materials (the “Internet Notice”) to our shareholders. The Internet Notice contains instructions about how to access our proxy materials and vote. If you would like to receive a paper copy of our proxy materials, please follow the instructions included in the Internet Notice.

Proposals to be Voted on at the Annual Meeting

At the Annual Meeting, record holders of our voting common stock will consider and vote on the following matters:

•	election of nine members of the Board of Directors for terms of one year;
•	a non-binding, advisory proposal to approve compensation paid to our named executive officers (commonly referred to as a “say-on-pay” vote);
•	ratification of the appointment of Dixon Hughes Goodman LLP as the Company’s independent auditors for 2022; and
•	transaction of any other business properly presented for action at the Annual Meeting.

The Board of Directors recommends that you vote “FOR” the election of each of the nine nominees for director named in this Proxy Statement and “FOR” Proposals 2 and 3.

How You Can Vote at the Annual Meeting

Record Holders. If your shares of our voting common stock are held of record in your name, you can vote at the Annual Meeting in one of the following ways:

•	you can attend the Annual Meeting and vote in person;

•	you can sign and return a proxy card and appoint the “Proxies” named below to vote your shares for you at the Annual Meeting, or you can validly appoint another person to vote your shares for you; or
•

you can appoint the Proxies to vote your shares for you by going to the internet website www.proxyvote.com. When you are prompted for your “control number,” enter the number printed on the Internet Notice and then follow the instructions provided.

You may appoint the Proxies by internet only until 11:59 p.m. Eastern Time on May 16, 2022, which is the day before the Annual Meeting. If you appoint the Proxies by internet, you need not sign and return a proxy card. You will be appointing the Proxies to vote your shares on the same terms and with the same authority as if you marked, signed and returned a proxy card. The authority you will be giving the Proxies is described below and in the proxy card.

Shares Held in “Street Name.” Only the record holders of shares of our voting common stock or their appointed proxies may vote those shares. As a result, if your shares of our voting common stock are held for you in “street name” by a broker or other nominee, then only your broker or nominee (i.e. the record holder) may vote them for you, or appoint the Proxies to vote them for you, unless you make arrangements for your broker or nominee to assign its voting rights to you or for you to be recognized as the person entitled to vote your shares. You will need to follow the directions your broker or nominee provides you and give it instructions as to how it should vote your shares by completing and returning to it a voting instruction sheet you received from your broker (or by following any directions you received for giving voting instructions electronically). Brokers and other nominees who hold shares in street name for their clients typically have the discretionary authority to vote those shares on “routine” matters when they have not received instructions from beneficial owners of the shares. However, they may not vote those shares on non-routine matters (including the election of directors) unless their clients give them voting instructions. To ensure that shares you hold in street name are represented at the Annual Meeting and voted in the manner you desire, it is important that you instruct your broker or nominee as to how it should vote your shares.

Solicitation and Voting of Proxy Cards

If you are the record holder of your shares of our voting common stock, a proxy card will be sent to you that provides for you to name William C. Losch III, our Chief Financial Officer, and Gregory W. Seward, our General Counsel, or any substitutes appointed by them, individually and as a group, to act as your “Proxies” and vote your shares at the Annual Meeting. We ask that you sign and date your proxy card and return it in the envelope provided or follow the instructions above for appointing the Proxies by internet, so that your shares will be represented at the meeting.

If you sign a proxy card and return it so that we receive it before the Annual Meeting, or you appoint the Proxies by internet, the shares of our voting common stock that you hold of record will be voted by the Proxies according to your instructions. If you sign and return a proxy card or appoint the Proxies by internet, but you do not give any voting instructions, then the Proxies will vote your shares “FOR” the election of each of the nine nominees for director named in Proposal 1 below and “FOR” Proposals 2 and 3. If, before the Annual Meeting, any nominee named in Proposal 1 becomes unable or unwilling to serve as a director for any reason, your proxy card or internet appointment will give the Proxies discretion to vote your shares for a substitute nominee named by our Board of Directors. We are not aware of any other business that will be brought before the Annual Meeting other than the election of directors and Proposals 2 and 3 described in this Proxy Statement. If any other matter is properly presented for action by our shareholders, your proxy card or internet appointment will authorize the Proxies to vote your shares according to their best judgment. The Proxies also will be authorized to vote your shares according to their best judgment on matters incident to the conduct of the meeting.

If you are a record holder of your shares and you do not return a proxy card or appoint the Proxies by internet, the Proxies will not have authority to vote for you and your shares will not be represented or voted at the Annual Meeting unless you attend the meeting in person or validly appoint another person to vote your shares for you.

Revocation of Proxy Cards; How You Can Change Your Vote

Record Holders. If you are the record holder of your shares and you sign and return a proxy card or appoint the Proxies by internet and later wish to change the voting instructions or revoke the authority you gave the Proxies, you can do so before the Annual Meeting by taking the appropriate action described below.

To change the voting instruction you gave the Proxies:

•

you can sign a new proxy card, dated after the date of your original proxy card, which contains your new instructions, and submit it to us so that we receive it before the voting takes place at the Annual Meeting; or

•

if you appointed the Proxies by internet, you can go to the same internet website you used to appoint the Proxies (www.proxyvote.com) before 11:59 p.m. Eastern Time on May 16, 2022 (the day before the Annual Meeting), enter your control number (printed on the Internet Notice), and then change your voting instructions.

The Proxies will follow the last voting instructions they receive from you before the Annual Meeting.

To revoke your proxy card or your appointment of the Proxies by internet:

•	you can give our Corporate Secretary a written notice, before the voting takes place at the Annual Meeting, that you want to revoke your proxy card or internet appointment; or
•

you can attend the Annual Meeting and notify our Corporate Secretary that you want to revoke your proxy card or internet appointment and vote your shares in person. Simply attending the Annual Meeting alone, without notifying our Corporate Secretary, will not revoke your proxy card or internet appointment.

Shares Held in “Street Name.” If your shares are held in “street name” and you want to change the voting instructions you have given to your broker or other nominee, you must follow your broker’s or nominee’s directions.

Expenses of Solicitation

The Company will pay the cost of preparing and assembling this Proxy Statement and other proxy solicitation expenses. In addition to the use of the mails and the internet, appointments of proxy may be solicited in person or by telephone by officers, directors, and employees of the Company or its subsidiaries without additional compensation.  The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending the proxy materials to the beneficial owners of the Company’s voting common stock.

Record Date

The close of business on March 11, 2022, has been fixed as the record date (the “Record Date”) for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.  Only those shareholders of record on that date will be eligible to vote on the proposals described herein.

Voting Securities

The voting securities of the Company are the shares of its voting common stock, of which 100,000,000 shares are authorized and 43,768,075 shares were issued and outstanding on March 11, 2022. There were 232 holders of record of the Company’s voting common stock as of such date.

The Company has 10,000,000 shares of authorized non-voting common stock, of which no shares were issued or outstanding on March 11, 2022, and 1,000,000 shares of authorized preferred stock, of which no shares were issued or outstanding.

Voting Procedures; Quorum; Votes Required for Approval

At the Annual Meeting, each shareholder will be entitled to one vote for each share of voting common stock held of record on the Record Date on each matter submitted for voting.

A majority of the shares of the Company’s voting common stock issued and outstanding on the Record Date must be present in person or by proxy to constitute a quorum for the conduct of business at the Annual Meeting.

Assuming a quorum is present; in the case of Proposal 1 below, the nine nominees receiving the greatest number of votes shall be elected.  In the case of Proposals 2 and 3 below, for each proposal to be approved, the number of votes cast for approval must exceed the number of votes cast against the proposal.  Abstentions and broker non-votes will have no effect.

Holders of the Company’s non-voting common stock are not entitled to vote at the Annual Meeting.

Beneficial Ownership of Our Common Stock

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of January 31, 2022 for:

•	each of our named executive officers;
•	each of our directors;
•	all of our executive officers and directors as a group; and
•	each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our outstanding shares of voting common stock.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within sixty days of January 31, 2022, pursuant to the exercise of options, warrants or other rights, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. The table below calculates the percentage of beneficial ownership of our common stock based on 43,637,585 shares of voting common stock outstanding as of January 31, 2022.

	Shares Beneficially Owned
Name	Number of Shares (1)%
Directors and Named Executive Officers:
James S. Mahan III (2)	6,771,682	15.5
S. Brett Caines (3)	322,406	*
William C. Losch III (4)	3,500	*
Renato Derraik (5)	—	*
M. Huntley Garriott, Jr.	368,054	*
Neil L. Underwood (6)	1,538,132	3.5
Tonya W. Bradford	1,291	*
William H. Cameron (7)	190,614	*
Diane B. Glossman	61,752	*
Glen F. Hoffsis	125,342	*
David G. Lucht	14,300	*
Miltom E. Petty	128,662	*
William L. Williams III (8)	1,327,660	3.0
All directors and executive officers as a group (17 persons) (9)	11,218,302	25.7

Greater than 5% Shareholders:

T. Rowe Price Associates, Inc. (10) 100 E. Pratt Street Baltimore, Maryland 21202	5,357,451	12.3

Capital Research Global Investors (11) 333 South Hope Street, 55th Fl Los Angeles, California 90071	2,435,243	5.6

The Vanguard Group (12) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	2,347,157	5.4

*	Represents beneficial ownership of less than one percent.
(1)

Included in the beneficial ownership tabulations are options to purchase the following number of shares of voting common stock: Mr. Cameron – 30,000 shares; Dr. Hoffsis – 15,000 shares; Mr. Petty – 30,000 shares; and all directors and executive officers as a group – 89,003 shares.  These options are capable of being exercised within sixty days of January 31, 2022 and therefore are deemed to be owned by the holder under the beneficial ownership rules of the SEC.

(2)

Includes 3,359,994 shares held by the James S. Mahan III Revocable Trust, which shares are pledge as security for personal loans, and 127,167 shares held by the 2021 Peggy Mahan Family Trust; also includes shared voting rights on 3,032,547 shares held by the Marguerite D. Mahan Revocable Trust, which shares are pledged as security for personal loans, on 127,167 shares held by the 2021 Chip Mahan Family and Charitable Trust, and on 124,807 shares held by Salt Water Fund, a nonprofit corporation for which Mr. Mahan serves as a director and officer. (3)

(3)	Mr. Caines served as Chief Financial Officer of the Company and the Bank through August 31, 2021.
(4)	Mr. Losch assumed the role of Chief Financial Officer of the Company and the Bank effective September 1, 2021.
(5)	Mr. Derraik assumed the role of Chief Information and Digital Officer of the Bank effective June 7, 2021.
(6)

Includes 1,367,491 shares held by the Neil L. Underwood Revocable Trust; also includes shared voting rights on 50,000 shares held by the Linda D. Underwood Revocable Trust, which shares are pledged as security for personal loans, and 120,641 shares held by the Neil L. Underwood Spousal Lifetime Access Trust.

(7)

Includes 470 shares held by the GST-Exempt Trust for William H. Cameron and 160,144 shares held by the William H. Cameron Revocable Trust; excludes 60,890 shares held by the Mary Jo Cameron Revocable Trust for which Mr. Cameron disclaims beneficial ownership.

(8)

Includes 814,200 shares held by the William L. Williams III Revocable Trust; also includes shared voting rights on 450,000 shares held by the Elizabeth L. Williams Revocable Trust, of which 433,000 shares are pledged as security for personal loans, and on 14,110 shares held by SPoint-ILM, LLC.

(9)	Includes the beneficial ownership of four additional executive officers not listed in the table.
(10)

A Schedule 13G/A filed on February 14, 2022, by T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc. reported beneficial ownership of 5,357,451 shares of voting common stock as of December 31, 2021, with (i) T. Rowe Price Associates, Inc. having sole voting power over 1,652,742 shares and sole dispositive power over 5,357,451 shares and (ii) T. Rowe Price Small-Cap Value Fund, Inc. having sole voting power over 2,202,186 shares.

(11)

A Schedule 13G/A filed on February 11, 2022 by Capital Research Global Investors reported having sole voting power, sole dispositive power and beneficial ownership of 2,435,243 shares of voting common stock as of December 31, 2021.

(12)

A Schedule 13G filed on February 10, 2022, by The Vanguard Group reported beneficial ownership of 2,347,157 shares of voting common stock as of December 31, 2021, with shared voting power over 61,251 shares, sole dispositive power over 2,257,908 shares, and shared dispositive power over 89,249 shares.

Except as indicated in footnotes to the table above, we believe that the shareholders named in the table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such shareholders. Unless otherwise indicated, the address for each director and named executive officer listed is: c/o Live Oak Bancshares, Inc., 1741 Tiburon Drive, Wilmington, NC 28403.

Hedging Policy

The Company’s Insider Trading Policy prohibits all employees and directors from entering into hedging transactions, including any transactions in puts, calls or other derivative securities (other than receipt or exercise of an employee stock option granted by the Company).

PROPOSAL 1:  ELECTION OF DIRECTORS

The Board of Directors has set the number of directors of the Company at nine and recommends that shareholders vote for the nominees listed below, each for a term of one year.

Name and Age	Position(s) Held	Director Since (1)	Principal Occupation and Business Experience During the Past Five Years
Tonya W. Bradford (57)	Director	2020	Associate Professor of Marketing at the University of California, Irvine.

William H. Cameron (68)	Director	2013	President, Cameron Management, Inc., an investment management company focusing on real estate development, brokerage, and property management.

Diane B. Glossman (66)	Director	2014

Retired investment analyst with over 30 years of experience as an analyst and almost 25 years of governance experience on corporate boards of directors; currently serves on the boards of directors of Barclays US LLC, Barclays Bank Delaware, and Vahanna Tech Edge Acquisition I Corp. Previously, Ms. Glossman served on the board of directors of Bucks County SPCA, WMI Holdings Corp., and FinServ Acquisition Corp.

Glen F. Hoffsis (81)	Director	2008	Special Assistant to the President, Lincoln Memorial University, July 2016 to present; currently serves on the Board of Trustees of Ross University Medical Group.

David G. Lucht (64)	Director	2008 (2)	Retired Executive Vice President of Credit of the Bank.

James S. Mahan III (70)	Chairman and CEO	2008	Chairman and Chief Executive Officer of the Company and the Bank.

Miltom E. Petty (70)	Director	2010	Executive Vice President of Carolina Hosiery Mills, Inc., a privately held manufacturing and real estate development company, and previously served as the Chief Financial Officer for 45 years.

Neil L. Underwood (52)	Director and President	2008	President of the Company.

William L. Williams III (70)	Vice Chairman and EVP	2008	Executive Vice President and Vice Chairman of the Company and the Bank.

(1)	The year first elected indicates the year in which each individual was first elected a director of the Company or the Bank and does not reflect any break(s) in tenure.
(2)	Mr. Lucht was previously a member of our Board of Directors from 2008 until 2017 and was re-appointed effective February 23, 2021.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR OF THE COMPANY FOR A TERM OF ONE YEAR.

Qualifications of Directors

Tonya W. Bradford.  Dr. Bradford was appointed as a member of our Board of Directors in September 2020 and serves on the Audit and Risk and Compensation Committees. Dr. Bradford is an associate professor of marketing at the University of California, Irvine where she conducts research regarding rituals, communities and identity across phenomenon including gifting (e.g., registry, organ, charitable), relationships with money, communities (e.g., tailgating and support), acculturation, and brand loyalty. Dr. Bradford graduated with a Bachelor of Arts degree in Anthropology from Northwestern University, a Masters in Business Administration from the Kellogg School of Management, Northwestern University, and a doctoral degree in Marketing from Northwestern University. Her research is published in premier journals, including the Journal of Consumer Research, the Journal of Marketing, the Journal of the Academy of Marketing Science, the Journal of Retailing, the Journal of Business Research, the Journal of Interactive Marketing, and Research in Consumer Behavior. Dr. Bradford serves as associate editor for Journal of Retailing and Journal of Public Policy & Marketing, as well as serving on the editorial review board for the Journal of the Academy of Marketing Science, Journal of Consumer Research, and the Journal of Marketing. Prior to joining the University of California, Dr. Bradford worked domestically and abroad in financial services including Charles Schwab & Company, Gemini Consulting (now Ernst & Young), and the S1 Corporation. We believe Dr. Bradford’s depth of executive and academic experience, including marketing expertise, qualify her to serve on our Board of Directors.

William H. Cameron.  Mr. Cameron has served on our Board of Directors since November 2013 and chairs the Compensation Committee and serves on the Nominating and Corporate Governance and the Audit and Risk Committees. Mr. Cameron has extensive prior experience as a director of a financial institution, having served as a founding director of Port City Capital Bank and as a director of Crescent Financial Corporation and Crescent State Bank following its acquisition of Port City Capital Bank in 2006. Mr. Cameron has extensive executive experience in corporate and real estate finance, real estate development, and private equity. He has been President of Cameron Management, Inc. since 2000 and has held leadership positions in a number of businesses over the last 30 years. Mr. Cameron served as Chief Operating Officer of Atlantic Telecasting Corporation, the NBC television affiliate in Wilmington, North Carolina. Mr. Cameron holds a B.S. in Business Administration and a Juris Doctor degree from the University of North Carolina at Chapel Hill.  He has successfully completed the North Carolina Bank Directors’ College and has participated in numerous Advanced Bank Directors’ College programs. As an active business, civic and charitable leader, Mr. Cameron serves on the board of numerous organizations, including the Community Boys and Girls Club Foundation, Dan Cameron Family Foundation, Inc., Cape Fear Memorial Foundation and the Champion McDowell Davis Foundation. He is president of the Dan Cameron Family Foundation, Inc., which has made significant contributions to the economic and cultural development of the Wilmington area. We believe Mr. Cameron’s prior experience as a director of two FDIC insured financial institutions over a period of 15 years brings to our board critical skills related to financial oversight of complex organizations, strategic planning and corporate governance and qualifies him to serve as one of our directors.

Diane B. Glossman.   Ms. Glossman has served as a member of our Board of Directors since August 2014. She chairs the Nominating and Corporate Governance Committee and serves on the Compensation and Audit and Risk Committees. Ms. Glossman is a retired investment analyst with over 30 years of experience as an analyst and almost 25 years of governance experience on boards. Ms. Glossman currently serves on the boards of directors of Barclays US LLC, Barclays Bank Delaware, and Vahanna Tech Edge Acquisition I Corp. Previously, Ms. Glossman served on the board of directors of WMI Holdings Corp. from 2012 through July 2018, FinServ Acquisition Corp. from November 2019 to June 2021, as well as the boards of directors of the Bucks County SPCA, Ambac Assurance Company, QBE North America and A.M. Todd Company. Ms. Glossman also served as an independent trustee on State Street Global Advisors mutual fund board. Ms. Glossman was a six-time member of Institutional

Investor’s All-America Research Team and a member of the top ranked Global Bank Research team, along with winning the 2003 Wall Street Journal survey in the broker/dealer category and was ranked for several years in the Reuters large cap and mid cap bank surveys by both fund managers and companies. Further, she was a frequent commentator on industry and company events for such entities as The Nightly Business Report, the Wall Street Journal, Financial Times, the New York Times, the Economist, CNN, CNBC, and various trade publications. Ms. Glossman earned a B.S. in economics from the Wharton School at the University of Pennsylvania with a double major in finance and health care administration, having also attended the University of California at Davis. Ms. Glossman was awarded her Chartered Financial Analyst designation (CFA). We believe that Ms. Glossman’s depth of experience and financial expertise qualify her to serve as one of our directors.

Glen F. Hoffsis. Dr. Hoffsis has served as a member of our Board of Directors since 2008. He serves on the Nominating and Corporate Governance Committee and the Compensation Committee. He is a veterinarian who has devoted most of his career to veterinary colleges as a clinician, teacher, researcher and administrator. Retiring in July 2013 as dean of the College of Veterinary Medicine at the University of Florida, Dr. Hoffsis was appointed dean of the newly established Lincoln Memorial University College of Veterinary Medicine effective July 2014.  He relinquished the deanship in July 2016 to become Special Assistant to the President of LMU.  Prior to that he served as Director of Veterinary Services at Procter and Gamble for two years. He was Dean of the College of Veterinary Medicine at the Ohio State University for 11 years. He has held many professional positions and served on the board of directors of Banfield Pet Hospitals of Portland, Oregon, from 2010 to 2015. In February 2017, Dr. Hoffsis was appointed to the Board of Trustees of Ross University Medical Group. He is a diplomate of the American College of Veterinary Internal Medicine. Dr. Hoffsis is well known and respected within the veterinary profession. We believe that his wide range of knowledge and perspective relative to the business of veterinary medicine brings important skills and qualifies him to serve on the Board of Directors.

David G. Lucht.  Mr. Lucht was appointed as a member of our Board of Directors in February 2021. He is a founding member of the executive management team and previously served on the Board of Directors from 2008 to 2017.  He served in several roles at Live Oak Bank including as President, Chief Risk Officer, Chief Lending Officer and Chief Credit Officer.  After retiring from the Board in November 2017, Mr. Lucht continued to serve in several roles with the Bank most recently as Executive Vice President of Credit until his retirement from employment in December 2020.  Before joining the Bank’s predecessor in May of 2007, Mr. Lucht held executive positions with several different banking institutions, including Chief Credit Officer and Executive Vice President for First Merit Bank, Akron, Ohio, where he was responsible for leading a turnaround in credit culture and performance of the $10.5 billion bank. Prior to First Merit, Mr. Lucht served as Senior Credit Officer of National City Bank, Cleveland, Ohio. A native of Ohio, Mr. Lucht began his banking career with National City Bank in 1985 after graduating from Kent State University with his Master’s in Business Administration. He obtained his undergraduate Bachelor of Science degree in Marketing at Miami University in Ohio. Mr. Lucht helped design the Bank’s approach to the identification and management of credit risk.  He has helped to positively shape the corporate culture of the Company since inception, and his leadership and executive management experience, which has contributed to our success to date, qualifies him to serve as a member of our Board of Directors.

James S. Mahan III. Mr. Mahan is the Company’s founder, Chief Executive Officer and Chairman of the Board of Directors. Prior to starting Live Oak Bank, Mr. Mahan was the Chief Executive Officer and Chairman for S1 Corporation and founder of Security First Network Bank, the world’s first Internet bank. Under his leadership, S1 Corporation grew to become a $234 million software and services provider in only six years, averaging more than 200 percent growth year over year. At its peak, S1 had a market capitalization of over $6 billion. During his term as Chief Executive Officer, Mr. Mahan was ranked as one of the 10 Most Influential Personalities in Financial Services by FutureBanker magazine.

Prior to founding Security First Network Bank and S1 Corporation, Mr. Mahan launched Cardinal Bancshares, where he served as Chairman and Chief Executive Officer. Mr. Mahan built Cardinal into an institution with approximately $675 million in total assets and took the company public in 1992. Before launching Cardinal, Mr. Mahan spent several years with Citizens Union National Bank & Trust Co., serving as President, Chief Operating Officer and Vice Chairman and becoming Chairman and Chief Executive Officer in 1984. In 1986, Mr. Mahan formed an investment group that purchased Citizens Union and subsequently sold it to BankOne Corp. of Columbus, Ohio. Mr. Mahan began his career in 1973 at Wachovia Bank & Trust Co. in Winston-Salem, NC, after graduating with a Bachelor’s degree in Economics from Washington & Lee University in Lexington, Virginia.

Miltom E. Petty.  Mr. Petty has served as a member of our Board of Directors since August 2010. He chairs our Audit and Risk Committee. Mr. Petty currently serves as Executive Vice President of Carolina Hosiery Mills, Inc., a privately held manufacturing and real estate development company, and previously served as its Chief Financial Officer for 45 years. Since August 2013, Mr. Petty has served as a director of Trust Company of the South. Mr. Petty graduated with a Bachelor of Science degree in Business Administration from the University of North Carolina at Chapel Hill. He has held an active CPA license from the State of North Carolina for over 40 years. We believe Mr. Petty’s experience serving as the Chief Financial Officer and now the Executive Vice President of Carolina Hosiery Mills, Inc., including his familiarity with accounting standards and ability to serve as our Audit and Risk Committee financial expert, brings important skills and qualifies him to serve on our Board of Directors.

Neil L. Underwood.  Mr. Underwood is a member of our Board of Directors, serves as President of the Company, and as President and Managing Director of Canapi Advisors, LLC, a wholly owned subsidiary of the Company that provides investment advisory services to Canapi Ventures, a series of funds focused on providing venture capital to new and emerging financial technology companies. Mr. Underwood helps to set the technological direction for the Company. Prior to joining the Bank, Mr. Underwood served as General Manager of S1 Corporation, where he was responsible for the S1 Enterprise division. S1, since acquired by ACI Worldwide, Inc., built and deployed financial services systems such as online banking, payments and mobile solutions to over 3,000 financial institutions worldwide. Before S1, Mr. Underwood played a key role in launching the Americas division of Brokat Technologies AG, a global financial services software supplier based in Stuttgart, Germany. Acting as Chief Operating Officer, he was responsible for Retail and Wholesale Banking solutions for the Americas. Mr. Underwood came to Brokat as a principal of Transaction Software, which was acquired by Brokat in May of 1999. While at the Bank, Mr. Underwood co-founded nCino, a cloud-based bank operating system now serving over 200 financial institutions globally.  Through the venture arm of the Company, Mr. Underwood has incubated and helped raise capital for companies focused on digital bank transformation such as Finxact, Payrailz, DefenseStorm and Greenlight.  In 2017, Mr. Underwood co-founded Apiture, a joint venture between the Bank and First Data Corporation, serving as a cloud-native omni-channel onboarding and servicing platform. Mr. Underwood currently serves on the board of directors of Live Oak Bank, DefenseStorm, Inc., Apiture, Inc., Payrailz, LLC, Greenlight Financial Technologies, Inc., Able AI, Inc., Notarize, Inc., and Posh Technologies, Inc. A native of Miami, Florida, Mr. Underwood holds a Bachelor of Science Degree in Industrial Engineering from the Georgia Institute of Technology. Mr. Underwood’s experience in the technology sector, coupled with a talented approach to management and resource utilization, makes him well suited to serve as a member of our Board of Directors.

William L. Williams III.  Mr. Williams is the Vice Chairman of our Board of Directors and one of the original founders of the Bank. He currently serves as Executive Vice President of the Company and the Bank. Prior to starting Live Oak Bank, Mr. Williams spent 19 years in corporate banking at Wachovia Bank & Trust Co. and worked for 14 years at Vine Street Financial doing SBA lending. Mr. Williams began his banking career in 1973 at Wachovia, where he worked with Wachovia Services, Inc, then

Wachovia Regional Corporate Lending, calling on and lending to mid-market regional companies. In 1987, he relocated to Wilmington, North Carolina, where he managed the Wachovia Corporate Lending group for the three-county area of Southeastern North Carolina. In 1992, he re-joined Mr. Mahan at Cardinal Bancshares as they began Vine Street Financial, a niche SBA lending division of Vine Street Trust Company. Mr. Williams held several positions within this group including President and Senior SBA lender. Through a series of mergers/acquisitions, Vine Street Financial became a division of BB&T, where Mr. Williams served as a senior SBA lender, resigning in May of 2007 to found Live Oak Bank’s predecessor. Mr. Williams graduated in 1973 from the University of North Carolina at Chapel Hill with a BS degree in Business Administration. Mr. Williams’ over 40 years of corporate banking experience, including deep experience in the SBA lending sector and his involvement as a founder and organizer of our Company, make him uniquely qualified to serve as Vice Chairman of our Board of Directors.

CORPORATE GOVERNANCE

Board Leadership Structure

Our Board of Directors (the “Board”) has a chairman whose duties are described in our Bylaws, and it performs its oversight role through various committees. The Board may select any of its members as its Chairman and has no formal policy as to whether our Chief Executive Officer (“CEO”) will serve as Chairman or whether any other director, including a non-employee or independent director, may be elected to serve as Chairman. At present, the positions of Chairman and CEO are both held by James S. Mahan III.  The Board believes that the Company’s CEO is best situated to serve as Chairman because of his familiarity with the Company’s business and because he is the most capable of effectively identifying strategic opportunities and leading the execution of our business strategy. The Board has not appointed a lead independent director at this time.

Board’s Role in Risk Management

Risk is inherent in any business, and, as is the case with other management functions, our senior management has primary responsibility for managing the risks we face. However, as a financial institution, our business involves financial risks that do not exist, or that are more extensive than the risks that exist, in some other types of businesses. We are subject to extensive regulation that requires us to assess and manage those risks, and during their periodic examinations our regulators assess our performance in that regard. As a result, the Board is actively involved in overseeing our risk management programs.

The Board administers its oversight function primarily through committees, which may be established as separate or joint committees of the boards of the Company and/or the Bank. Those committees include our Audit and Risk Committee, Compensation Committee, and Nominating and Corporate Governance Committee.

We believe the Board’s involvement in our risk management results in Board committees that are more active than those of corporations that are not financial institutions or that are not regulated as extensively as financial institutions. We believe this committee activity enhances our Board’s effectiveness and leadership structure by providing opportunities for non-employee directors to become familiar with the Bank’s critical operations and actively involved in the Board’s oversight role with respect to risk management, as well as its other oversight functions.

Management Succession Planning

In addition to overseeing the overall performance of our management, our Board of Directors also oversees management succession planning.  The Company has a formal Management Succession Policy, which would be implemented in the event of an unplanned absence affecting a key management position of the Company or the Bank, including that of our Chief Executive Officer.  The Company’s Management Succession Policy is reviewed and evaluated by the Board of Directors at least annually.

Information Security

We endeavor to manage cybersecurity and information security risk across our enterprise in order to safeguard non-public information and to maintain the integrity of our systems.  The Chief Information Security Officer of the Bank and a standing management information security committee monitor, measure and report key indicators, risk assessments and security measures to the Corporate Risk Committee, with ultimate oversight by, and quarterly reporting to, the Audit and Risk Committee of the Board of Directors. While the Board of Directors and the Audit and Risk Committee have oversight responsibility for the Company’s overall information security risk management function, management, including our Chief Information Security Officer of the Bank, is responsible for day-to-day information security processes and adherence to applicable governmental standards.

Managing cybersecurity and information security risk is a key focus for the Board of Directors and management. The Company engages a third party to audit its information technology function, which includes an assessment of the Company’s cybersecurity efforts. Employees are provided with quarterly information security training. The Company also maintains cybersecurity insurance.

Code of Ethics and Conflict of Interest Policy

The Board of Directors has adopted a Code of Ethics and Conflict of Interest Policy which applies to our directors and executive officers, and, among other things, is intended to promote:

•	honest and ethical conduct;
•	ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	full, fair, accurate, timely and understandable disclosure in reports and documents that we file with the SEC and in other public communications we make;
•	compliance with laws, rules and regulations;
•	prompt internal reporting of violations of the Code of Ethics and Conflict of Interest Policy to the Audit and Risk Committee; and
•	accountability for adherence to the Code of Ethics and Conflict of Interest Policy.

A copy of the Code of Ethics and Conflict of Interest Policy is posted in the investor relations section of the Company’s website at www.liveoakbank.com.

Director Independence

With the exception of Messrs. Mahan, Underwood, Williams, and Lucht, each member of the Company’s Board of Directors is “independent” as defined by Nasdaq listing standards and the regulations promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”).  In making this determination, the Board considered certain transactions with directors.  All such transactions were conducted at arm’s length upon terms no less favorable than those that would be available from an independent third party.

Director Relationships

With the exception of Ms. Glossman, who currently serves as a director of Vahanna Tech Edge Acquisition I Corp., New York, New York, no other director is a director or nominee of a corporation with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act, or any corporation registered as an investment company under the Investment Company Act of 1940.

There are no family relationships among the Company’s directors and executive officers.

Selection of Nominees for the Board of Directors

The Nominating and Corporate Governance Committee of our Board of Directors has the responsibility for recommending which directors should stand for re-election to the Board and the selection of new directors to serve on the Board. The committee has formulated the following qualifications for director candidates:

•	having a basic knowledge of the banking industry, the financial regulatory system, and the laws and regulations that govern the operation of the Company;
•	a willingness to put the interests of the Company ahead of personal interests;
•	exercising independent judgment and actively participating in decision making;
•	having an inquiring and independent mind, practical wisdom, and sound judgment;
•	a willingness to avoid conflicts of interest;
•	having a background, knowledge, and experience in business or another discipline to facilitate oversight of the Bank;
•	a willingness and ability to commit the time necessary to prepare for and regularly attend Board and committee meetings; and
•	equity ownership in the Company.

The committee also considers diversity of experience in selecting candidates for director.

The Company’s Bylaws permit any shareholder of record to nominate candidates for director. Shareholders wishing to nominate a candidate for director must deliver a written nomination to our Corporate Secretary not less than 120 days prior to the meeting of shareholders at which time nominees will be considered for election to the Board of Directors. The shareholder making such nomination must also submit a detailed resume of the nominee, stating the reasons why such person would be qualified to serve on the Board of Directors and the written consent of the nominee that if elected, such nominee would serve as a member of the Board of Directors.

Board Diversity

The Company’s diversity, equity and inclusion initiatives are both internally and externally focused.  These initiatives involve engagement, awareness, training, accountability, education, and communication, and the Company believes that diversity on the Board of Directors is an important component of this overall commitment.  The Nominating and Corporate Governance Committee has responsibility for recommending which nominees should stand for election to the Board of Directors each year, and the committee considers diversity in selecting nominees for director. There are currently nine members of the Board of Directors, of which one member, Dr. Bradford, is African American, and two members, Dr. Bradford and Ms. Glossman, are women.  Ms. Glossman currently chairs the Nominating and Corporate Governance Committee.  The table below contains information regarding the diversity of our current Board of Directors.

Board Diversity Matrix (As of March 11, 2022) (1)
Total Number of Directors		9

Part I: Gender Identity	Female	Male
Directors	2	7
Part II: Demographic Background
African American or Black	1	0
White	1	7
(1)	Inapplicable categories omitted.

Meetings of the Board of Directors

There were ten meetings of the Board of Directors during 2021.  All of our incumbent directors attended at least 75% of the aggregate of all meetings of the Board of Directors and the committees on which he or she served during 2021, with the exception of Mr. Underwood.  Although we do not have a formal written policy with respect to directors’ attendance at our Annual Meeting, we generally encourage all directors to attend.  All of our incumbent directors who were on the Board of Directors at that time attended our last Annual Meeting in May 2021.

Committees of the Board of Directors

Our Board of Directors has the authority to appoint committees to perform certain management and administrative functions. Our Board of Directors has three permanent committees: the Audit and Risk Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each of these committees operates under a written charter approved by the Board that sets out the committee’s duties and responsibilities. We believe that each member of these committees is an “independent director” as that term is defined by Nasdaq’s listing standards. Copies of the charters of each of these committees are posted in the investor relations section of the Company’s website at www.liveoakbank.com.

In addition, from time to time, special committees may be established under the direction of our Board of Directors when necessary to address specific issues.

Information about each of the permanent committees of the Board follows:

Audit and Risk Committee. The current members of the Audit and Risk Committee are Miltom E. Petty, Chair; William H. Cameron; Diane B. Glossman; and Tonya W. Bradford. The Audit and Risk Committee met thirteen times during 2021.  The Audit and Risk Committee is responsible for the following, among other things:

•	selecting and retaining an independent registered public accounting firm to act as the Company’s independent auditors for the purpose of auditing the Company’s annual financial statements;
•	setting the compensation of, overseeing the work done by and terminating, if necessary, the Company’s independent auditors;
•

selecting, retaining, compensating, overseeing and terminating, if necessary, any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the Company;

•	pre-approving all audit and permitted non-audit and tax services that may be provided by the Company’s independent auditors or other registered public accounting firms;
•	establishing policies and procedures for the pre-approval of permitted services by the Company’s independent auditors and other registered public accounting firms on an ongoing basis;
•

reviewing and discussing with the Company’s independent auditors (1) the auditors’ responsibilities under generally accepted auditing standards and the responsibilities of management in the audit process, (2) the overall audit strategy, (3) the scope and timing of the annual audit, (4) any significant risks identified during the auditors’ risk assessment procedures and (5) when completed, the results, including significant findings, of the annual audit;

•

reviewing and discussing with the Company’s independent auditors (1) all critical accounting policies and practices to be used in the audit; (2) all alternative treatments of financial information within generally accepted accounting principles (“GAAP”) that have been discussed with management, the ramifications of the use of such alternative treatments and the treatment preferred by the auditors; and (3) other material written communications between the auditors and management;

•

reviewing with management and the Company’s independent auditors the adequacy and effectiveness of the Company’s financial reporting processes, internal control over financial reporting and disclosure controls and procedures, including any significant deficiencies or material weaknesses in the design or operation of, and any material changes in, the Company’s processes, controls and procedures and any special audit steps adopted in light of any material control deficiencies;

•

reviewing and discussing with the Company’s independent auditors and management the Company’s annual audited financial statements (including the related notes) and the form of audit opinion to be issued by the auditors on the financial statements;

•	selecting and retaining services of internal audit providers, if outsourced, and conducting annual performance reviews of in-house internal audit providers;
•	approving the Company’s risk management framework and periodically reviewing and evaluating the adequacy and effectiveness of such framework;
•

approving a statement or statements defining the Company’s risk appetite, monitoring the Company’s risk profile and providing input to management regarding the Company’s risk appetite and risk profile;

•

receiving from members of management, and other officers or employees as appropriate, periodic reports on, and reviews of, the Company’s risk management framework and risk management programs and their results;

•	discussing with management the Company’s major risk exposures and reviewing the steps management has taken to identify, monitor and control such exposures; and
•

performing any other activities, including delegating its authority to one or more subcommittees or to management in furtherance of its responsibilities, consistent with its charter, the Company’s bylaws and governing law, as the committee or the Board deems necessary or appropriate or as required by law or regulation.

The Board of Directors has determined that Mr. Petty is an “audit committee financial expert” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC.

Compensation Committee. The current members of the Compensation Committee are William H. Cameron, Chair; Diane B. Glossman; Glen F. Hoffsis; and Tonya W. Bradford. The Compensation Committee met five times during 2021.  The Compensation Committee is responsible for the following, among other things:

•

reviewing and approving annually the corporate goals and objectives applicable to the compensation of the CEO, evaluating at least annually the CEO’s performance in light of those goals and objectives, and determining and approving the CEO’s compensation level based on this evaluation;

•	reviewing and approving the compensation of all other executive officers;
•	reviewing, approving and, when appropriate, recommending to the Board for approval, incentive compensation plans and equity-based plans, and where appropriate or required,

recommending such plans for approval by the shareholders of the Company, which includes the ability to adopt, amend and terminate such plans;
•

administering the Company’s incentive compensation plans and equity-based plans, including designation of the employees to whom the awards are to be granted, the amount of the award or equity to be granted and the terms and conditions applicable to each award or grant, subject to the provisions of each plan;

•

reviewing, approving and, when appropriate, recommending to the Board for approval, any employment agreements and any severance arrangements or plans, including any benefits to be provided in connection with a change in control, for the CEO and other executive officers, which includes the ability to adopt, amend and terminate such agreements, arrangements or plans;

•

reviewing the Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking, reviewing and discussing at least annually the relationship between risk management policies and practices and compensation, and evaluating compensation policies and practices that could mitigate any such risk;

•	reviewing and recommending to the Board for approval the frequency with which the Company will conduct shareholder advisory votes on executive compensation;
•

reviewing and approving the proposals regarding the shareholder advisory votes on executive compensation and the frequency of the shareholder advisory votes on executive compensation to be included in the Company’s Proxy Statement;

•	reviewing director compensation for service on the Board and Board committees at least once a year and recommending any changes to the Board;
•	reviewing and approving compensation disclosures required by the rules of the SEC to be included in the Company’s Annual Report on Form 10-K or Proxy Statement; and
•

performing any other activities, including delegating its authority to one or more subcommittees or to management in furtherance of its responsibilities, consistent with its charter, the Company’s bylaws and governing law, as the committee or the Board deems necessary or appropriate or as required by law or regulation.

Nominating and Corporate Governance Committee. The current members of the Nominating and Corporate Governance Committee are Diane B. Glossman, Chair; William H. Cameron; and Glen F. Hoffsis. The Nominating and Corporate Governance Committee met three times during 2021.  The Nominating and Corporate Governance Committee is responsible for the following, among other things:

•	determining the qualifications, qualities, skills, and other expertise required to be a director and developing criteria to be considered in selecting nominees for director (the “Director Criteria”);
•	identifying and screening individuals qualified to become members of the Board, consistent with the Director Criteria;
•	recommending to the Board the nominees to be submitted to a shareholder vote at the Annual Meeting;
•	if a vacancy on the Board occurs, identifying, selecting and recommending to the Board candidates to fill such vacancy either by election by shareholders or appointment by the Board;
•	developing and recommending to the Board for approval standards for determining whether a director has a relationship with the Company that would impair his or her independence;

•

reviewing and approving the disclosures regarding corporate governance, the operations of the committee and director independence required by the rules of the SEC to be included in the Company’s Annual Report on Form 10-K or Proxy Statement; and

•

performing any other activities, including delegating its authority to one or more subcommittees or to management in furtherance of its responsibilities, consistent with its charter, the Company’s bylaws and governing law, as the committee or the Board deems necessary or appropriate or as required by law or regulation.

Compensation Committee Interlocks and Insider Participation

None of the current members of our compensation committee is or has been an officer or employee of our Company.  None of our executive officers currently serve, or in the past year has served, as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) or as a director of any entity that has one or more executive officers serving on our compensation committee or our Board of Directors.

Indebtedness of and Transactions with Management

The Bank and its subsidiaries, have had, and expect to have in the future, banking, investment advisory, and other transactions in the ordinary course of business with certain of its current directors, nominees for director, executive officers and associates.  All such transactions are made on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing for comparable transactions with persons not related to the Bank and its subsidiaries, and do not involve more than the normal risk of collection or present other unfavorable features. Loans made by the Bank to directors and executive officers are subject to the requirements of Regulation O of the Board of Governors of the Federal Reserve System. Regulation O requires, among other things, prior approval of the Board of Directors with any “interested director” not participating, dollar limitations on amounts of certain loans and prohibits any favorable treatment being extended to any director or executive officer in any of the Bank’s lending matters.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Our Audit and Risk Committee, pursuant to its charter, is responsible for reviewing and approving transactions with related persons (as defined in Item 404 of SEC Regulation S-K). In the course of its review and approval of a related person transaction, the Audit and Risk Committee, among other things, considers, consistent with Item 404 of SEC Regulation S-K, the following:

•	the nature and amount of the related person’s interest in the transaction;
•	the material terms of the transaction, including, without limitation, the amount and type of transaction; and
•	any other matters the Audit and Risk Committee deems appropriate.

The Board of Directors and its committees may also, in their discretion, review transactions involving the Company’s directors, executive officers, holders of 5% or more of our capital stock, or any of their immediate family members, that do not necessarily qualify for disclosure as related person transactions under the securities laws.

Set forth below is a description of certain relationships and transactions between the Company on the one hand, and any of our directors or executive officers, any holder of 5% or more of our capital stock or any member of their immediate family on the other hand:

Canapi Ventures

Canapi Advisors, LLC (“Canapi Advisors”) a wholly owned subsidiary of the Company, provides investment advisory services to Canapi Ventures, a series of funds focused on providing venture capital to new and emerging financial technology companies.  The Company has committed to invest up to $17.0 million in Canapi Ventures’ two initial funds (the “Canapi Funds”).  In April 2019, Mr. Mahan, our Chairman and Chief Executive Officer, and Mr. Underwood, President of Live Oak Bancshares and a member of our Board of Directors, each committed to invest up to $1.0 million in the Canapi Funds.  Total capital commitments to the Canapi Funds, inclusive of the commitments from the Company and Messrs. Mahan and Underwood, were $654.1 million as of December 31, 2021.

Immediate Family Members Employed by the Bank

The Bank employs several relatives of directors and executive officers, including four employees who were paid or earned compensation exceeding $120,000 in the aggregate during 2021.  These employees also received benefits under certain employee benefit plans that are generally available to all similarly situated Bank employees.  These family members are adults who do not share the home of the director or executive officer, and the related director or executive officer does not have an interest in the family member’s compensation.

William L. Williams IV, the son of William L. Williams III, our EVP and Vice Chairman and a member of our Board of Directors, received total cash compensation in 2021 of $269,846, an award of 1,184 RSUs with a grant date fair value of $59,981, and an award of 470 RSUs with a grant date fair value of $39,950.  Mr. James J. Hughes, the son-in-law of Miltom E. Petty, a member of our Board of Directors, received total cash compensation in 2021 of $192,392, an award of 384 RSUs with a grant date fair value of $19,453, and an award of 207 RSUs with a grant date fair value of $17,595.  Katherine M. Groat, daughter of our Chairman and CEO, received total cash compensation in 2021 of $103,686, an award of 173 RSUs with a grant date fair value of $8,764, and an award of 108 RSUs with a grant date fair value of $9,180.  The RSU awards for Messrs. Williams, Hughes and Ms. Groat vest pro rata over five years.  Peter Underwood, the brother of Neil L. Underwood, our President and a member of our Board of Directors, received total cash compensation in 2021 of $360,319.

We regard each of the above team members as a highly educated, trained and competent team member, and we believe these employment relationships are beneficial to the Company and its shareholders.

Executive Officers

The following table sets forth certain information regarding the Company’s current executive officers.

Name	Age	Position	Business Experience

James S. Mahan III	70	Chairman and CEO

Chairman of the Board and Chief Executive Officer of the Company and the Bank since inception.  Prior to Live Oak Bank, Mr. Mahan was the Chief Executive Officer and Chairman for S1 Corporation and founder of Security First Network Bank, the world’s first internet bank.

Neil L. Underwood	52	President and Director

President of the Company since 2011; President of the Bank from 2011 to March 2017; President and Managing Director of Canapi Advisors, a wholly owned subsidiary of the Company since 2019; Sales and Marketing Manager of the Company and the Bank from 2010 to 2011. Mr. Underwood helps to set technological direction for the Company. Prior to joining the Bank, Mr. Underwood served as General Manager of S1 Corporation, where he was responsible for the S1 Enterprise division.

William L. Williams III	70	EVP and Vice Chairman

Vice Chairman of the Company and the Bank since 2012; Executive Vice President since 2013.  Before joining in 2007 as a founding member of the Bank’s predecessor, Mr. Williams held executive positions with several different banking institutions, including Wachovia Bank & Trust Co. and Vine Street Financial.

William C. Losch III	52	Chief Financial Officer

Chief Financial Officer of the Company and Bank since September 2021. Prior to joining the Company, Mr. Losch was the Chief Financial Officer at First Horizon Corporation, leading its financial activities, which included treasury, accounting, controls, tax, financial planning, strategic planning, investor relations, corporate development, mergers and acquisitions, procurement, corporate properties, and First Horizon Ventures.  Prior to his role at First Horizon Corporation, Mr. Losch held progressively senior roles at First Union Corporation and Wachovia Bank & Trust Co. and served as senior vice president and chief financial officer for the general bank at Wachovia Bank & Trust Co., the largest of the corporation's four major business lines.

Renato Derraik	50	Chief Information and Digital Officer Live Oak Banking Company

Chief Information and Digital Officer of the Bank since June 2021. Prior to joining the Bank, Mr. Derraik was the Chief Digital Officer at Ally Financial Inc., overseeing Ally’s digital innovation and transformation activities.  His 25-year career includes driving large-scale digital, agile, and operating model transformations for Fortune 500 companies including Ally and Sprint, as well as being an expert partner at McKinsey & Company where he served clients across the globe on technology and digital transformations for 15 years.

M. Huntley Garriott, Jr.	46	President Live Oak Banking Company

President of the Bank since September 2018. Prior to joining the Bank, Mr. Garriott was a partner at Goldman Sachs in the Investment Banking Division and served as co-head of the Banks and Specialty Finance team within the Financial Institutions Group. Over his 20-year career at Goldman Sachs, Mr. Garriott covered regional banks throughout North America and held a variety of roles focused on traditional investment banking, private equity investing, debt capital markets and risk management. He was named managing director in 2007 and partner in 2014.

Susan N. Janson	73	Chief Risk Officer Live Oak Banking Company

Chief Risk Officer of the Bank since April 2018.  Ms. Janson oversees risk management, including regulatory relations, compliance, information security, vendor management, loan review, loss prevention, BSA/AML, and Fraud.  She brings more than 30 years of financial and risk management experience to the Bank. Ms. Janson previously served as Senior Capital Markets and Securities Specialist for the Federal Deposit Insurance Corporation (FDIC) where she led regulatory risk assessments for financial institutions, including working with FDIC staff in Washington, DC, other federal and state agencies, and bankers to further understand and implement sound governance practices. Prior to that, Ms. Janson served as Managing Director at First National Capital Markets and Comerica Securities.

Gregory W. Seward	46	General Counsel

General Counsel of the Company and the Bank since October 2015. Prior to joining the Company, Mr. Seward spent the majority of his career as an attorney in the legal department of Capital One Financial Corporation, most recently leading a team of attorneys advising on a broad range of corporate and regulatory matters. Mr. Seward began his career as a corporate associate at Gibson Dunn & Crutcher LLP.

Steven J. Smits	55	Chief Credit Officer

Chief Credit Officer of the Company and the Bank since February 2015; joined the Company and the Bank in 2012. Mr. Smits is the former Associate Administrator for the Office of Capital Access at the U.S. Small Business Administration (the “SBA”). While at the SBA, he was responsible for managing and overseeing the agency’s programs and operations designed to expand access to capital for America’s small businesses. This included managing the agency’s $100 billion small business loan portfolio. Mr. Smits also played a critical role in implementing many of the provisions in the JOBS Act that was signed into law by President Obama in September 2010.

J. Wesley Sutherland	51	Chief Accounting Officer

Chief Accounting Officer of the Company and the Bank since 2014. Prior to joining the Company, Mr. Sutherland was the founder and owner of an accounting and consulting firm, an audit partner in the financial institutions services group of the largest CPA firm based in the South and had served as the president of a $300 million mutual savings bank. Mr. Sutherland worked, earlier in his career, in the banking practices of two national accounting firms and served as a financial analyst for a Fortune 500 company.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Compensation Discussion and Analysis

The following discussion provides a description of our philosophy and decision-making process for compensating our named executive officers in 2021. This discussion also describes the material components of our 2021 compensation program. This discussion should be read together with the compensation tables for our named executive officers under the heading “Summary Compensation and Other Tables” beginning on page 33 of this Proxy Statement. Please note that two individuals served as our Chief Financial Officer during 2021. Mr. Caines, who had served as Chief Financial Officer since 2011, stepped down from the Chief Financial Officer role on August 31, 2021. Mr. Losch assumed the role of Chief Financial Officer on September 1, 2021.

Our 2021 named executive officers were:

James S. Mahan III, Chief Executive Officer

S. Brett Caines, Chief Financial Officer through August 31, 2021

William C. Losch III, Chief Financial Officer effective September 1, 2021

Renato Derraik, Chief Information and Digital Officer, Live Oak Bank

M. Huntley Garriott, Jr., President, Live Oak Bank

Neil L. Underwood, President

Key 2021 Business and Financial Highlights

We are a financial holding company and the parent company of the Bank.  We believe we delivered strong underlying financial performance and solid growth in 2021, building on the momentum achieved over the past two years in production, profitability growth and talent acquisition. Management continues to focus on our quest to be America’s small business bank and delivered key accomplishments across our business in 2021, including the conversion of our deposits business onto our next-generation core platform and the launch of small business checking accounts.

Financial highlights for 2021 included the following:

•	Diluted earnings per share increased $2.28 or 159.9%, from $1.43 in 2020 to $3.71 in 2021.
•	Total revenue, comprised of net interest income and total noninterest income, increased by $176.3 million, or 62.8%, to $457.0 million in 2021 compared to 2020.
•	Loan originations, excluding Paycheck Protection Program (“PPP”) loans, of $3.93 billion in 2021 increased $1.25 billion, or 46.3%, compared to 2020.
•	Total loans and leases, excluding PPP loans, increased $1.55 billion, or 32.2%, to $6.38 billion at the end of 2021 compared to 2020.
•	Total nonperforming unguaranteed loans and leases as a percentage of total loans and leases held for investment decreased from 0.46% at the end of 2020 to 0.33% at the end of 2021.
•	Net charge-offs as a percentage of average held for investment loans and leases carried at historical cost, for the years ended December 31, 2021 and 2020, were 0.08% and 0.44%, respectively.
•	Total deposits rose by 24.5% to $7.11 billion at the end of 2021 driven by funding needs for significant loan origination efforts during the year.

General Compensation Philosophy

We, and our subsidiaries, partner with businesses that share a groundbreaking focus on service and technology to redefine banking.  Our mission is to be America’s small business bank.  The Compensation Committee of our Board of Directors (the “Committee”) and our leadership team believe strongly that delivering on this mission will build long-term shareholder value, and the Committee has designed a compensation program intended to motivate employees, and particularly our leadership team, to successfully execute this mission.

The Committee believes that the most effective incentive compensation programs strive to achieve the following objectives:

•	align compensation with responsibilities and performance;
•	align employees’ interests with those of our shareholders;
•	motivate performance toward the achievement of business objectives;
•	clearly communicate compensation policies and structures to employees;
•	motivate behaviors to increase long-term profitability while maintaining a focus on credit quality and underwriting standards; and
•	attract and retain talent and build leadership succession within business units.

Role of the Compensation Committee

The Committee is responsible for annually reviewing the performance of the CEO and reviews all compensation and equity awards to executive officers.  The Committee has the exclusive authority and responsibility to determine all aspects of executive compensation and seeks input and recommendations from the CEO for the executive officers other than the CEO. The Committee operates under a written charter that it reviews at least annually to ensure that the scope of the charter is consistent with the Committee’s role.

Role of the Executive Officers

The CEO provides the Committee with his recommendation for overall compensation for all executive officers other than himself. The Committee determines the level of compensation for the CEO based on a general compensation comparison to banks of similar size and performance as well as our overall performance in relation to corporate strategic goals.

Key 2021 Compensation Highlights

➣

Mr. Mahan received a base salary and perquisites and other benefits for 2021.  Mr. Mahan’s salary has not increased since we completed our initial public offering (“IPO”) in July 2015.  Due to his long-standing and substantial stock ownership in the Company, the Committee has not awarded Mr. Mahan any equity-based awards since the IPO.

➣

Each of our named executive officers, other than Messrs. Caines and Mahan, received a discretionary cash bonus in February 2022 based on the Committee’s review of our performance during 2021.  See “2021 Discretionary Cash Bonus” below for more details.

➣

Messrs. Derraik and Losch received restricted stock unit (“RSU”) awards that vest pro rata over five years.  The RSUs granted to each of them in February 2022 were based on the Committee’s review of Company and individual performance during 2021.  See “2021 RSU Awards” below for more details on these RSUs.

➣	Our named executive officers serve at the discretion of the Board of Directors, and no named executive officer is party to an employment agreement.

2021 Compensation Program

The Committee seeks to align management’s incentives with the long-term interests of our shareholders by designing incentive compensation to reward corporate performance.  When approving compensation for the 2021 performance year for our named executive officers, the Committee reviewed key financial measures and performance related to our strategic plan and financial results.  When it considered the base salary and any equity-based awards for the named executive officers, the Committee’s evaluation of our performance was more subjective in nature than objective without specific financial targets, objectives, or time periods under review.  The Committee also had the goal of attracting and retaining its talented named executive officers through the compensation program.  In February 2022, the Committee determined to award (i) discretionary cash bonuses based on its review of our 2021 performance and (ii) RSUs based on its review of Company and individual performance during 2021.  The Committee did not target any specific mix or percentage of compensation components and believes that the overall mix of 2021 compensation components for the named executive officers, including base salary that provided fixed pay, a discretionary cash bonus that provided for cash payouts based on our performance over the 2021 fiscal year, and awards of RSUs to Messrs. Derraik and Losch, each of which will vest pro rata over a five-year period, appropriately motivated the named executive officers and aligned their interests with the long-term interests of shareholders.

Base Salaries.  We aim to provide our named executive officers with a base salary that is commensurate with similar financial institutions and appropriate for the overall responsibility of the individual based on experience, performance and any other unique factors or qualifications such as the difficulty of replacing the officer with someone of comparable experience and skill.  The base salaries are intended to compensate our named executive officers for the day-to-day services performed for us.  When setting base salaries for our executive officers, the Committee considers the scope of the officer’s role and the officer’s ability to contribute to our success.  The Committee also considers length of service as well as other forms of compensation awarded.  For executive officers other than the CEO, the Committee takes into account the CEO’s input and recommendations.  After considering these factors, the Committee chose not to increase 2021 base salaries for any incumbent named executive officers from their 2020 salaries, other than for Mr. Caines and Mr. Underwood.

2021 Discretionary Cash Bonus.  In February 2022, the Committee reviewed our performance for 2021 and determined to award a discretionary cash bonus to each named executive officer other than Messrs. Caines and Mahan.  Consistent with bonuses paid to employees across the Company for our 2021 performance, each cash bonus represented approximately 10% to 12% of the named executive officer’s 2021 base salary received as of December 31, 2021.

Equity Compensation.  At various times, the Committee awards incentive compensation to our named executive officers in the form of equity-based compensation in order to further align management and shareholder interests and to reward management for increases in shareholder value.  The Committee also uses these awards to attract and retain its named executive officers.  Grants are not made on a pre-determined schedule but are typically made during an open trading window under our Insider Trading Policy.

2021 RSU Awards.  In February 2022, the Committee reviewed both Company and individual performance during 2021 and determined to grant RSU awards that vest pro rata over five years for

Messrs. Derraik and Losch. Messrs. Caines, Garriott, Mahan, and Underwood did not receive any equity awards for the 2021 performance year.

In February 2022, Mr. Derraik received an award of 7,900 RSUs with a grant date value of $499,991.  The Committee determined to grant this award based upon Mr. Derraik’s leadership through multiple technological and strategic initiatives, particularly the successful deposits platform conversion in 2021.

In February 2022, Mr. Losch received an award of 6,320 RSUs with a grant date value of $399,993.  The Committee determined to grant this award based upon Mr. Losch’s leadership of the Accounting and Finance related functions in 2021, particularly his oversight of internal and external reporting processes and his role in driving strategic decision-making with improved financial analysis.

Derraik and Losch Sign-on Equity Awards.  Mr. Derraik joined the Bank in June 2021 as Chief Information and Digital Officer, and Mr. Losch joined the Company in August 2021 as Executive Vice President and assumed the role of Chief Financial Officer as of September 1, 2021.  In August 2021, the Committee granted to each of Messrs. Derraik and Losch an RSU award that will vest pro rata over a five-year period.  Mr. Derraik received an award of 125,000 RSUs with a grant date value of $7,638,750, and Mr. Losch received an award of 210,000 RSUs with a grant date value of $12,833,100.

Set forth below is additional information regarding our equity compensation plans that were in effect or under which awards were outstanding in 2021.

2015 Omnibus Stock Incentive Plan. Our shareholders approved the 2015 Omnibus Stock Incentive Plan, as amended and restated effective May 24, 2016, at the 2016 Annual Meeting.  At the 2018 and 2021 Annual Meetings, our shareholders approved amendments to the 2015 Omnibus Stock Incentive Plan to increase the number of shares issuable under the plan.  We refer to the 2015 Omnibus Stock Incentive Plan, as amended and currently in effect, as the “2015 Omnibus Stock Incentive Plan.”  The original 2015 Omnibus Stock Incentive Plan was approved by our shareholders at the 2015 Annual Meeting.  The 2015 Omnibus Stock Incentive Plan replaced the 2008 Incentive Stock Option Plan, the Restricted Stock Plan and the 2008 Nonstatutory Stock Option Plan (collectively, the “Prior Plans”). The aggregate number of shares of our voting common stock that may be issued pursuant to the 2015 Omnibus Stock Incentive Plan is currently 10,750,000, less such shares as are issued or subject to outstanding grants under the Prior Plans since the date of adoption of the 2015 Omnibus Stock Incentive Plan. The awards may be issued in the form of incentive stock options, non-qualified stock options, restricted stock, RSUs or stock appreciation rights.  As of December 31, 2021, there were a total of 2,970,233 shares of our voting common stock reserved for issuance in connection with outstanding awards under the 2015 Omnibus Stock Incentive Plan and the Prior Plans.

2008 Incentive Stock Option Plan.  At the 2008 Annual Meeting, shareholders approved the adoption of the Live Oak Banking Company 2008 Incentive Stock Option Plan, or the 2008 Plan.

Options granted under the 2008 Plan were intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code, or the Code. Under the Code, options are afforded favorable tax treatment to recipients upon compliance with certain restrictions but do not result in tax deductions to the Company. The purpose of the 2008 Plan was to increase the performance incentive for employees of the Bank, to encourage the continued employment of current employees and to attract new employees by facilitating their purchase of a stock interest in the Company.

The 2008 Plan was adopted by our Board of Directors in connection with the reorganization of the Bank into the holding company form of organization on March 31, 2009. Upon our adoption of the 2008 Plan, all outstanding options to purchase shares of the Bank were converted into options to purchase shares of our common stock. The 2008 Plan was replaced by the 2015 Omnibus Stock Incentive Plan, and no further grants of stock options will be made under the 2008 Plan.

2008 Nonstatutory Stock Option Plan.  At the 2008 Annual Meeting, shareholders approved the adoption of the Live Oak Banking Company 2008 Nonstatutory Stock Option Plan, or the 2008 Directors’ Plan.

Options granted under the 2008 Directors’ Plan do not qualify as “incentive stock options” within the meaning of Section 422 of the Code. The purpose of the 2008 Directors’ Plan is to encourage the continued participation of members of our Board of Directors, to align the interests of directors with those of shareholders and to facilitate the recruitment of new members of the Board of Directors as necessary or desirable.

The 2008 Directors’ Plan was adopted by our Board of Directors in connection with the reorganization of the Bank into the holding company form of organization on March 31, 2009. Upon our adoption of the 2008 Directors’ Plan, all outstanding options to purchase shares of the Bank were converted into options to purchase shares of our common stock. The 2008 Directors’ Plan was replaced by the 2015 Omnibus Stock Incentive Plan, and no further grants of stock options will be made under the 2008 Directors’ Plan.

Severance Benefits

We do not have employment agreements in place with any executive officer, and any severance benefits are negotiated on an individual basis.

For additional information regarding severance benefits, see “Potential Payments Upon Termination or Change in Control” on page 37.

Retirement Plans

We sponsor a 401(k) plan pursuant to which we match each participating employee’s contributions up to the first 6% of the employee’s salary.  We do not have any non-qualified deferred compensation plans, pension plans or other retirement plans for any employees.

Change in Control

We do not have employment agreements in place with any executive officer that would provide benefits in connection with a change in control.  Some of the outstanding equity awards to our named executive officers include provisions that provide for accelerated vesting in connection with a change in control.  See “Potential Payments Upon Termination or Change in Control” below for more information.

Perquisites and Other Benefits

We annually review the perquisites that named executive officers receive. The primary perquisites for these individuals include 401(k) matching contributions and the dollar value of insurance premiums paid on behalf of the named executive officers for group term life, health, dental and disability insurance.  These benefits are provided to named executive officers under the same terms as provided to all of our employees.  Our named executive officers also participate in our other benefit plans on the same terms as other employees. These plans include medical insurance, life insurance and a medical reimbursement plan.

Perquisites for a limited number of executive officers include personal use of the Company’s aircraft.  The Committee has adopted a Personal Use of Corporate Aircraft Policy.  Under this policy, our CEO was permitted to use the Company aircraft for personal travel up to 150 flight hours in 2021.  Each of our President and the President of the Bank were permitted to use the Company’s aircraft for personal travel up to 60 flight hours in 2021.  Our Vice Chairman was permitted to use Company aircraft for personal travel up to 50 flight hours in 2021.

Canapi Ventures Carried Interest Plan

We allocate carried interest from each of Canapi Ventures Fund, L.P. and Canapi Ventures SBIC Fund, L.P. (the “Canapi Funds”) to a Delaware limited liability company, from which select employees who are admitted as members are eligible to invest capital and/or to receive a share of the carried interest allocation.  The share of carried interest a member is entitled to receive is expressed in terms of “profit sharing points.”   A total of 20 points have been allocated to the Company and select employees of the Company and the unaffiliated co-investment advisor as of December 31, 2021.  In 2019, Mr. Underwood was admitted as a member of the carry pool and granted 2.75 profit sharing points.  Distributions of carried interest in cash (or ratably in kind) to Mr. Underwood and other individuals who participate in the carry pool depends on the realized proceeds and timing of the cash realizations of the investments owned by the Canapi Funds.  Carried interest distributions are generally made to the employee following the actual realization of the investment, although the managing member may, in its discretion, hold back a portion of such carried interest to secure any future “clawback” obligation related to a Canapi Fund.  To the extent any “clawback” obligation were to be triggered, carried interest previously distributed to Mr. Underwood would have to be returned to such Canapi Fund, thereby reducing his overall compensation for any such year.  Mr. Underwood did not receive any cash distributions attributable to carried interest in 2021.  Because the amount of carried interest distributions is directly tied to the realized performance of the Canapi Funds, Mr. Underwood's direct ownership of carried interest fosters a strong alignment of his interests with the interests of the Canapi Fund investors, including the Company, thus ultimately benefiting Canapi Fund investors and our shareholders through our success as a whole.

Mr. Underwood’s profit sharing points are subject to vesting. Vesting serves as an employment retention mechanism and thereby enhances the alignment of interests between Mr. Underwood and the Company. The profit sharing points vest according to a graded vesting schedule, with 25% vested on the date of grant and the remainder vesting in 10% increments on each of the first through fifth anniversaries of the first closing of a Canapi Fund and in 5% increments on each of the sixth through ninth anniversaries, with 95% vested on the ninth anniversary.  As of December 31, 2021, 45% of Mr. Underwood’s profit sharing points were vested.  In addition, the profit sharing points will become fully vested if (i) the Company ceases to control Canapi Advisors or (ii) the Company has a “change of control” (as defined in the LLC agreement for the carry pool).  To the extent any carried interest proceeds in respect of a Canapi Fund are distributed to Mr. Underwood, such carried interest proceeds will be fully vested on the date of distribution.

2022 Compensation Program Preview

In February 2022, the Committee reviewed base salaries for the named executive officers and considered the same factors as discussed above for 2021 base salaries.  For named executive officers other than the CEO, the Committee also considered the CEO’s recommendations.  After taking into account these factors and recommendations, the Committee determined to increase the 2022 base salary of  Mr. Underwood to $800,000.  The Committee did not approve any increases to the 2022 base salaries for Messrs. Derraik, Garriott, Losch, or Mahan.  The Committee has discussed potential plans and programs for cash and equity incentive compensation for the named executive officers for 2022, but as of the date of this Proxy Statement the Committee has not made any decisions or determinations beyond setting base salaries.  The Committee expects to consider potential cash and equity incentive awards for the named executive officers late in 2022 or early 2023 after considering our 2022 financial performance, individual contributions to that performance and other relevant factors at that time, including the results of the say-on-pay vote discussed elsewhere in this Proxy Statement. Our 2022 compensation program will be more fully discussed in the proxy statement for our 2023 annual meeting of shareholders.

Clawback Policy

On July 1, 2015, the SEC proposed a rule implementing Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) regarding the adoption and disclosure of clawback policies to recover incentive-based compensation received by current or former executive officers.  The Committee intends to fully comply with the Dodd-Frank Act regarding this issue once rulemaking has been completed with respect to these provisions by adopting a formal clawback policy or taking other appropriate actions.

Until formal guidance is available, the Committee will seek to address any situation that may arise and determine the proper and appropriate course of action in fairness to shareholders and named executive officer award recipients.  Each RSU granted by the Company during 2021 is subject to an award agreement in which we reserve the right to recover all compensation payable under the award agreement pursuant to any clawback policy as may be in effect from time to time or pursuant to Section 954 of the Dodd-Frank Act.

Compensation Consultant; Benchmarking

In making compensation decisions for 2021, the Committee did not utilize the services of a compensation consultant, and the Committee did not obtain or perform compensation benchmarking from an external compensation consultant.

Risk Considerations

The Committee reviews the risks and rewards associated with our compensation programs from time to time. This review assesses the material elements of executive and non-executive employee compensation and has concluded that our policies and practices do not create risk that is reasonably likely to have a material adverse effect on us. We believe that our compensation programs encourage and reward prudent business judgment and appropriate risk taking over the short-term and long-term.

Stock Ownership Guidelines

We believe that it is in the best interest of the Company and our shareholders to align the personal financial interests of our directors and officers with those of our shareholders. While the Board of Directors has not implemented stock ownership guidelines for our directors and executive officers, the board periodically analyzes the ownership of our common stock by such individuals and believes that their personal financial interests are aligned with those of our shareholders.

Tax and Accounting Considerations

In consultation with management, we evaluate the tax and accounting treatment of our compensation program to ensure an understanding of the financial impact of the program. To preserve maximum flexibility in the design and implementation of our compensation program, we have not adopted a formal policy that requires all compensation to be tax deductible. However, it is our intent to structure our compensation programs in a tax efficient manner.

Section 162(m) of the Internal Revenue Code

Historically, our performance-based compensation plans were structured so that such performance-based compensation would be deductible under Section 162(m) of the Code (“Section 162(m)”). A significant tax bill enacted in 2017 eliminated the performance-based compensation exemption from the Section 162(m) $1,000,000 deduction limit, with an exception for certain agreements in effect on November 2, 2017. We intend to administer outstanding arrangements and plans to the extent compatible with business needs to preserve potential deductions that may still be available.

Compensation Committee Report

The Compensation Committee has reviewed and discussed, among other things, the Compensation Discussion and Analysis contained in this Proxy Statement with the Company’s management. Based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee:

William H. Cameron, Chair
Tonya W. Bradford
Diane B. Glossman
Glen F. Hoffsis

VE OAK BANCSHARES, INC. 1741 TIBURON DRIVE WILMINGTON, NC 28403 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. To Vote, MARK BLOCKS BELOW IN BLUE OR BLACK IMK

. Continued and to be signed on reverse side Equity Compensation Plan Information

The following table sets forth additional information with respect to the Company’s equity compensation plans at December 31, 2021.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders

2015 Omnibus Stock Incentive Plan and Prior Plans	2,970,233	(1)	$12.94	(2)	1,863,038

Employee Stock Purchase Plan (3)	—		—		123,945

Equity compensation plans not approved by security holders	—		—		—

Total	2,970,233		$12.94		1,986,983

(1)

Includes 1,907,552 outstanding RSUs under the 2015 Omnibus Stock Incentive Plan.  Also includes 382,060 shares to be issued upon exercise of outstanding options under the Prior Plans, which include our 2008 Incentive Stock Option Plan and 2008 Nonstatutory Stock Option Plan.

(2)	Does not reflect RSUs because they have no exercise price.
(3)

Under this plan, eligible employees are able to purchase available shares with post-tax dollars at a 15% discount to fair market value. There were 13,674 shares purchased under the Employee Stock Purchase Plan at a weighted average price of $48.97 during 2021.

Summary Compensation and Other Tables

Summary Compensation Table. The following Summary Compensation Table shows all cash and non-cash compensation earned, received or deferred by James S. Mahan III, S. Brett Caines, Renato Derraik, William C. Losch III, M. Huntley Garriott, Jr., and Neil L. Underwood, who we refer to as our “named executive officers,” for services rendered to us and the Bank in all capacities during the fiscal years ended December 31, 2021, 2020 and 2019. Compensation paid to our named executive officers consisted of cash salary, cash bonus, stock awards and other compensation as detailed in the footnotes provided.  No named executive officer received any non-equity incentive plan compensation or non-qualified deferred compensation earnings in 2021, 2020 or 2019.

Name and Principal Position	Year	Salary	Bonus(1)	Option Awards	Stock Awards(2)	All Other Compensation(3)	Total
James S. Mahan III	2021	$512,565	$—	$—	$—	$371,815	$884,380
Chairman and	2020	510,600	—	—	—	311,168	821,768
Chief Executive Officer	2019	510,600	—	—	—	205,626	716,226

S. Brett Caines (4)	2021	$318,462	$—	$—	$253,300	$29,963	$601,725
Chief Financial Officer	2020	380,004	48,000	—	179,998	42,500	650,502
	2019	365,004	36,500	—	307,800	42,588	751,892

William C. Losch III (5)	2021	$285,577	$25,962	$—	$12,833,100	$33,588	$13,178,227
Chief Financial Officer	2020	—	—	—	—	—	—
	2019	—	—	—	—	—	—

Renato Derraik (6)	2021	$317,308	$35,615	$—	$7,638,750	$33,939	$8,025,612
Chief Information and	2020	—	—	—	—	—	—
Digital Officer, Bank	2019	—	—	—	—	—	—

M. Huntley Garriott, Jr.	2021	$803,084	$83,231	$—	$25,330,000	$168,690	$26,385,005
President, Bank	2020	800,004	80,000	—	399,983	106,175	1,386,162
	2019	800,004	80,000	—	4,868,900	135,265	5,884,169

Neil L. Underwood	2021	$707,712	$80,000	$—	$—	$191,372	$979,084
President	2020	702,000	—	—	—	118,515	820,515
	2019	702,000	—	—	—	130,455	832,455

(1)

Amounts in this column represent payouts for discretionary cash bonuses based on review of the Company’s 2019, 2020 and 2021 performance, respectively.  See “2021 Discretionary Cash Bonus” on page 25 of this Proxy Statement for more information.

(2)

Amounts shown in this column for 2019, 2020, and 2021 represent the aggregate grant date fair value of RSU awards in 2019, 2020, and 2021, calculated in accordance with FASB ASC Topic 718.  Mr. Caines received an RSU award with a market price condition (“Market Price RSUs”) on August 10, 2018.  On February 11, 2019, the Market Price RSU awards were modified to lengthen the vesting term from seven to ten years and change the amount of the Market Price RSUs that vest at various stock prices.  The amount shown for Mr. Caines in 2019 represents the increase in fair value of the August 10, 2018 Market Price RSUs after the modification on February 11, 2019. Mr. Garriott received a Market Price RSU award on February 11, 2019.  The value for the Market Price RSUs was calculated by multiplying the number of units awarded by the fair value of the units calculated using a Monte Carlo simulation.  The Market Price RSUs granted on February 11, 2019, were valued using the following assumptions:  risk free interest rate of 2.62%; expected dividend yield of 0.78%; and expected volatility of 37.6%.  The weighted average grant date fair value for the Market Price RSUs granted to Mr. Garriott on February 11, 2019, was $8.81.  The methodology used in calculating the fair value of RSUs is described in more detail in Note 14 to the Company’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2019.

Mr. Garriott also received a time-vested award of 30,000 RSUs on February 11, 2019.  The grant date fair market value of the time-vested RSUs granted on February 11, 2019, was $15.43 per share.  Messrs. Caines and Garriott received a time-vested award of 10,011 and 22,246 RSUs, respectively, on February 10, 2020.  The grant date fair market value of the time-vested RSUs granted on February 10, 2020, was $17.98 per share. Messrs. Caines and Garriott, received a time-vested award of 5,000 and 500,000 RSUs, respectively, on February 22, 2021.  The grant date fair market value of the time-vested RSUs granted on February 22, 2021, was $50.66 per share.  Messrs. Derraik and Losch received a time-vested award of 125,000 and 210,000 RSUs, respectively, on August 10, 2021.  The grant date fair value of the time-vested RSUs granted on August 10, 2021, was $61.11.  Additional information regarding outstanding RSU awards is provided under the heading “Outstanding Equity Awards at Fiscal Year-End” on page 35 of this Proxy Statement.

(3)

Includes 401(k) matching contributions, relocation, and the dollar value of insurance premiums paid on behalf of the named executive officers for group term life, health, dental and disability insurance. Also includes personal use of the Company aircraft by the named executives where applicable.  Mr. Losch received $17,510 for relocation expenses in 2021.  For 2019, 2020, and 2021, amounts for personal use of the Company’s aircraft were calculated using aggregate incremental cost to the Company (AIC) and are based on variable costs incurred including fuel, applicable fees, maintenance service, crew travel and other operating expenses.  The value based on the AIC method included in 2021 “All Other Compensation” for Messrs. Mahan, Garriott and Underwood in the amount of $336,010, $133,457 and $150,978, respectively.

(4)	Mr. Caines served as Chief Financial Officer of the Company and the Bank through August 31, 2021.
(5)	Mr. Losch assumed the role of Chief Financial Officer of the Company and the Bank effective September 1, 2021.
(6)	Mr. Derraik assumed the role of Chief Information and Digital Officer of the Bank effective June 7, 2021.

Grants of Plan-Based Awards. The Grants of Plan-Based Awards Table below sets forth the total number of equity awards granted in 2021 for our named executive officers and the grant date fair values of those awards. The table should be read in conjunction with the Summary Compensation Table provided above.

		Estimated future payouts under equity incentive plan awards			All other stock awards: Number of shares of stock		All other option awards: Number of securities underlying	Exercise or base price of option	Grant date fair value of stock and
Name	Grant date	Threshold (#)	Target (#)	Maximum (#)	or units (#)		options (#)	awards ($/Sh)	option awards (4)
James S. Mahan III	—	—	—	—	—		—	$—	$—
S. Brett Caines	2/22/2021	—	—	—	5,000	(1)	—	—	253,300
William C. Losch III	8/10/2021	—	—	—	210,000	(2)	—	—	12,833,100
Renato Derraik	8/10/2021	—	—	—	125,000	(2)	—	—	7,638,750
M. Huntley Garriott, Jr.	2/22/2021	—	—	—	500,000	(3)	—	—	25,330,000
Neil L. Underwood	—	—	—	—	—		—	—	—

(1)

Amount shown reflects the number of RSUs granted to Mr. Caines on February 22, 2021.  The RSUs will vest in five installments, in accordance with the following:  20% of the RSUs vest each February 22, 2022, 2023, 2024, 2025 and 2026, subject to continued service. No threshold or target amounts were established in connection with these awards.

(2)

Amount shown reflects the number of RSUs granted to Messrs. Losch and Derraik on August 10, 2021.  The RSUs will vest in five installments, in accordance with the following:  20% of the RSUs vest each August 10, 2022, 2023, 2024, 2025 and 2026, subject to continued service. No threshold or target amounts were established in connection with these awards.

(3)

Amount shown reflects the number of RSUs granted to Mr. Garriott on February 22, 2021.  The RSUs will vest in five installments, in accordance with the following:  20% of the RSUs vest each February 22, 2023, 2024, 2025, 2026 and 2027, subject to continued service. No threshold or target amounts were established in connection with these awards.

(4)

The value of Messrs. Caines and Garriott’s RSUs granted on February 22, 2021, was calculated by multiplying the number of RSUs awarded by the grant date fair value of $50.66 per share, which was the closing price of our common stock on the grant date. The value of Messrs. Losch and Derraik’s RSUs granted on August 10, 2021, was calculated by multiplying the number of RSUs awarded by the grant date fair value of $61.11 per share, which was the closing price of our common stock on the grant date.

Non-Equity Incentive Plan Compensation.  The Company did not have a non-equity incentive plan in place as of December 31, 2021.

Outstanding Equity Awards at Fiscal Year-End. None of our named executive officers had any outstanding option awards as of December 31, 2021. The following table lists the outstanding stock awards held by our named executive officers as of December 31, 2021.  Messrs. Caines, Mahan and Underwood had no outstanding stock awards as of December 31, 2021.

	Stock Awards
Name	Number of shares or units of stock that have not vested		Market value of shares or units of stock that have not vested*	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not vested	Equity Incentive Plan Awards: Market or payout value of unearned shares, units or other rights that have not vested*
James S. Mahan III	—		$—	—	$—
S. Brett Caines	—		—	—	—
William C. Losch III	210,000	(1)	18,330,900	—	—
Renato Derraik	125,000	(2)	10,911,250	—	—
M. Huntley Garriott, Jr.	532,797	(3)	46,507,850	—	—
Neil L. Underwood	—		—	—	—

*	Market value based on the closing price of a share of the Company’s voting common stock on the last trading day of 2021.
(1)

An award of 210,000 RSUs.  These RSUs vest in five equal installments, in accordance with the following:  20% of the RSUs will vest each August 10, 2022, 2023, 2024, 2025 and 2026, subject to continued service.

(2)

An award of 125,000 RSUs.  These RSUs vest in five equal installments, in accordance with the following:  20% of the RSUs will vest each August 10, 2022, 2023, 2024, 2025 and 2026, subject to continued service.

(3)	Includes the following:
(a)

An award of 30,000 RSUs, of which 15,000 remain unvested as of December 31, 2021.  These RSUs vest in four equal installments, in accordance with the following:  25% of the RSUs will vest each February 11, 2020, 2021, 2022 and 2023, subject to continued service.

(b)

An award of 22,246 RSUs, of which 17,797 remain unvested as of December 31, 2021.  These RSUs vest in five equal installments, in accordance with the following:  20% of the RSUs will vest each February 10, 2021, 2022, 2023, 2024 and 2025, subject to continued service.

(c)

An award of 500,000 RSUs.  These RSUs vest in five equal installments, in accordance with the following:  20% of the RSUs will vest each February 22, 2023, 2024, 2025, 2026 and 2027, subject to continued service.

Option Exercises and Stock Vested.

The following table provides information concerning option exercises and the vesting of stock during 2021 for each of our named executive officers.

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($) (1)
James S. Mahan III	—	$—	—	$—
S. Brett Caines	—	—	32,002	1,924,230
William C. Losch III	—	—	—	—
Renato Derraik	—	—	—	—
M. Huntley Garriott, Jr.	—	—	311,949	18,883,622
Neil L. Underwood	—	—	—	—

(1)	Value realized is based on the closing price on the date of vesting.

Pension Benefits. There are no pension benefits outstanding for our named executive officers.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans. There are no nonqualified defined contribution or other nonqualified deferred compensation plans for our named executive officers.

Potential Payments Upon Termination or Change in Control

The following discussion presents the potential payments for each of our named executive officers upon a termination of employment or change in control. Pursuant to applicable SEC rules, the analysis contained in this discussion does not consider or include payments made to a named executive officer with respect to contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation in favor of named executive officers of the Company and that are available generally to all salaried employees. The actual amounts that would be paid upon a named executive officer’s termination of employment can only be determined at the time of such executive officer’s termination. Due to the number of factors that affect the nature and amount of any compensation or benefits provided upon the termination events, any actual amounts paid or distributed may be higher or lower than reported below. Among other factors that could affect these amounts are the timing during the year of any such event and our stock price.

The Company’s named executive officers serve at the discretion of the Board of Directors, and no named executive officer is party to an employment agreement.  In the event of a named executive officer’s termination of employment for any reason whatsoever, any severance benefits or other cash payments would be negotiated on an individual basis.

Awards Under the 2015 Omnibus Stock Incentive Plan

In the event a named executive officer voluntarily terminates his or her employment, he or she would forfeit all unvested equity awards.  The named executive officer would have three months from date of termination to exercise any vested stock options.

In the event of termination of a named executive officer’s employment by the Company, with or without Cause (as defined in the 2015 Omnibus Stock Incentive Plan and summarized below), he or she would forfeit all unvested equity awards.  The named executive officer would have three months from date of termination to exercise any vested stock options, unless the officer is terminated for Cause in which case he or she may not exercise any stock options after the date of termination.

As defined in the 2015 Omnibus Stock Incentive Plan, “Cause” is generally defined as:

•	the officer’s performance of any act, or failure to perform any act, in bad faith and to the detriment of the Company or its subsidiaries;
•	the officer’s dishonesty, intentional misconduct or material breach of any agreement with the Company or its subsidiaries;
•	the removal of the officer from office or permanent prohibition of the officer from participating in the affairs of the Company or its subsidiaries by regulatory order;
•

the occurrence of any event that results in the officer being excluded from coverage, or having coverage limited for the officer, under the Company’s blanket bond or other fidelity or insurance policy covering its directors, officers, or employees; or

•	the officer’s commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person.

In the event of termination of a named executive officer’s employment due to death or Disability (as defined in the 2015 Omnibus Stock Incentive Plan and summarized below), he or she would forfeit all unvested equity awards.  The named executive officer would have twelve months from the date of termination to exercise any vested stock options.

As defined in the 2015 Omnibus Stock Incentive Plan, “Disability” generally means a “disability” (or similar word) as defined under the long-term disability policy of the Company or its subsidiaries. If the Company or its subsidiaries do not have a long-term disability plan in place, “Disability” means that an officer is unable to carry out the responsibilities and functions of the position held by the officer by reason of any medically determinable physical or mental impairment for a period of not less than ninety consecutive days.

None of the outstanding equity awards for any named executive officer provides for acceleration or continued vesting of the awards in the event of retirement.

Terminations Involving a Change in Control. In the event of a change in control of the Company, defined as a Corporate Transaction in the 2015 Omnibus Stock Incentive Plan and summarized below,  unvested time-based RSUs would become fully vested immediately in the event a named executive officer’s employment is terminated within twelve months following a Corporate Transaction for any reason other than Cause.  All unvested stock options would become fully vested immediately in the event a named executive officer’s employment is terminated within twelve months following a Corporate Transaction for any reason other than Cause, and the named executive officer would have twelve months from the date of termination to exercise any vested options.

As defined in the 2015 Omnibus Stock Incentive Plan, “Corporate Transaction” generally means any of the following transactions:

•	a merger or consolidation in which the Company is not the surviving entity (except for a transaction the principal purpose of which is to change the state in which the Company is incorporated);
•	the sale, transfer or other disposition of all or substantially all of the assets of the Company;
•	the complete liquidation or dissolution of the Company;
•

any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but (A) the shares of the Company’s common stock outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger; or

•

acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities.

The table below presents the amounts that would be owed to the named executive officers in the event of termination or a change in control.  In the case of voluntary or involuntary termination, death, disability and retirement, the presentation assumes that the named executive officer’s employment was terminated on December 31, 2021.  In the case of a change in control, the presentation assumes that the Corporate Transaction occurred on December 31, 2021, and that the named executive officer’s employment was terminated on December 31, 2021, for a reason other than cause.

Name and Principal Position	Voluntary or Involuntary Termination	Death	Disability	Retirement	Change in Control
James S. Mahan III Chairman and	$—	$—	$—	$—	$—
Chief Executive Officer

S. Brett Caines Chief Financial Officer	—	—	—	—	—

William C. Losch III Chief Financial Officer	—	—	—	—	18,330,900	(1)

Renato Derraik Chief Information and	—	—	—	—	10,911,250	(1)
Digital Officer, Bank

M. Huntley Garriott, Jr. President, Bank	—	—	—	—	46,507,850	(1)

Neil L. Underwood President	—	—	—	—	—

(1)

Amounts shown for Messrs. Derraik, Garriott, and Losch include the value of unvested RSUs that would become fully vested upon termination of their respective employment within twelve months following a Corporate Transaction for any reason other than Cause, calculated based on the closing price of our common stock on December 31, 2021.

Principal Executive Officer Pay Ratio

As required by Section 953(b) of the Dodd-Frank Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of Mr. James S. Mahan III, our CEO, as of December 31, 2021.

For 2021, our median employee annual total compensation (for all employees other than our CEO) was $94,806.  The annual total compensation for our CEO during the same period was $884,380.  Based on this information, the ratio of the annual total compensation of our CEO to the median employee was 9.3 to 1.

We identified our median employee using our entire workforce (other than our CEO), as of December 31, 2021, of approximately 795 full-time and part-time employees.  We utilized payroll records for fiscal 2021 wages as reported to the Internal Revenue Service.  We did not annualize compensation for employees who were not active for the entire year.  No full-time adjustments were made for part-time employees.  We identified our median employee using a standard median formula based on the compensation measure, which was consistently applied to all employees included in this calculation.  We believe the principal executive officer pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

With respect to the annual total compensation of the median employee, we identified and calculated compensation for 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $94,806.  With respect to the annual total compensation for the CEO, we used the amount reported in the “Total” column of our 2021 Summary Compensation Table.

Under the SEC’s rules and guidance, companies are allowed to adopt numerous ways to identify the median employee. In addition, other companies have different employee demographics and compensation and benefit practices. As a result, principal executive officer pay ratios reported by other companies may vary significantly and are likely not comparable to our CEO pay ratio.

Director Compensation

Board Fees. For 2021, each non-employee director was paid an annual retainer of $60,000. The chair of the Audit and Risk Committee received an additional annual retainer of $36,000. The chairs of the Compensation Committee, the Nominating and Corporate Governance Committee and the Bank’s Asset & Liability Committee each received an additional annual retainer of $15,000.  Each non-employee director who is a member of the Bank’s Directors Loan Committee each received an additional annual retainer of $15,000. In December 2020, a Special Committee was established under the direction of our Board of Directors.  Each non-employee director of the Special Committee received an additional quarterly retainer of $5,000 in 2021.

2015 Omnibus Stock Incentive Plan. Our directors are eligible for awards under our 2015 Omnibus Stock Incentive Plan. The awards may be issued in the form of stock options, restricted stock, RSUs or stock appreciation rights.  Each non-employee director received an award of 1,229 RSUs on May 11, 2021, valued at $80,020. Information regarding the 2015 Omnibus Stock Incentive Plan can be found under the heading “2015 Omnibus Stock Incentive Plan” on page 26.

The following table presents a summary of all compensation paid by the Company to its non-employee directors for their service during the year ended December 31, 2021.  Directors of the Company who are also employees are not separately compensated for their service on the Board of Directors.  No director received any non-equity incentive plan compensation or non-qualified deferred compensation earnings in 2021.

Name of Director	Fees Earned or Paid in Cash	Stock Awards (3)	Option Awards (4)	All Other Compensation	Total
Tonya W. Bradford	$85,000	$80,020	$—	$—	$165,020
William H. Cameron	83,333	80,020	—	—	163,353
Diane B. Glossman	110,833	80,020	—	—	190,853
Glen F. Hoffsis	70,000	80,020	—	—	150,020
Howard K. Landis III (1)	333	—	—	—	333
David G. Lucht (2)	66,250	92,539	—	—	158,789
Miltom E. Petty	92,667	80,020	—	—	172,687

(1)	Mr. Landis passed away January 2, 2021. The amount included for Mr. Landis reflects the pro-rated annual retainer for the month of January.
(2)	Mr. Lucht was appointed as a member of our Board of Directors effective February 23, 2021.
(3)

On February 23, 2021, Mr. Lucht received a pro-rated award of 246 RSUs with a grant date fair value of $12,519.  The RSUs vest one year from the date of grant.  Each non-employee director received an award of 1,229 RSUs with a grant date fair value of $80,020 on May 11, 2021.  The RSUs vest on May 1, 2022.  There were no other RSUs outstanding for any director as of December 31, 2021.

(4)

No options were awarded to non-employee directors in 2021.  At December 31, 2021, each of Mr. Cameron and Mr. Petty had 30,000 options outstanding, of which all 30,000 were exercisable.  Ms. Glossman had 7,500 options outstanding, of which all 7,500 were exercisable.  Dr. Hoffsis had 15,000 options outstanding, of which all 15,000 were exercisable.

PROPOSAL 2: ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act requires that the Company include in its Proxy Statement a resolution subject to a shareholder advisory vote on the compensation paid to the Company’s named executive officers as disclosed in this Proxy Statement (commonly referred to as a “say-on-pay” vote).

The compensation paid to the Company’s named executive officers is disclosed in this Proxy Statement in the section above entitled “Executive Compensation and Other Matters.” The compensation of the Company’s named executive officers is designed to enable the Company and its subsidiary bank to attract and retain talented and experienced senior executives to lead the Company successfully in a competitive banking environment. Shareholders are being asked to cast a non-binding, advisory vote on the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation paid to Live Oak Bancshares, Inc.’s named executive officers who are set forth in the summary compensation table of this Proxy Statement, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and the related narrative discussion in this Proxy Statement.”

The affirmative vote of a majority of our voting common stock present or represented and voting on our executive compensation is required to approve our executive compensation. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

This “say-on-pay” advisory vote is not binding on the Board of Directors. The vote will not be construed to overrule any decision by the Company or the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee value constructive dialogue on executive compensation and other important governance topics and the opinions of the Company’s shareholders. The Board of Directors and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding the Company’s executive compensation programs.

When you cast your vote, we urge you to consider the description of our executive compensation program contained in the compensation discussion and analysis and the accompanying tables and narrative disclosures.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THE ABOVE RESOLUTION REGARDING THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 3:  RATIFICATION OF INDEPENDENT AUDITORS

The Audit and Risk Committee, pursuant to authority granted to it by the Board of Directors, has appointed the firm of Dixon Hughes Goodman LLP, independent registered public accountants, as the Company’s independent auditors for 2022.  The Board of Directors has ratified and confirmed the appointment.  A representative of Dixon Hughes Goodman LLP is expected to be present at the Annual Meeting and available to respond to appropriate questions and will have the opportunity to make a statement if he or she desires to do so.

The Board of Directors is submitting this proposal to the vote of the shareholders as a matter of good corporate governance.  If shareholders do not ratify the selection of Dixon Hughes Goodman LLP, the Audit and Risk Committee will reconsider, but might not change, their appointment.

The Company has paid Dixon Hughes Goodman LLP fees in connection with its assistance in the Company’s annual audit, review of the Company’s financial statements and certain other matters.  The following table sets forth Dixon Hughes Goodman LLP fees in various categories during 2021 and 2020.

AUDIT FEES

Category	2021	2020
Audit Fees (1)	$443,225	$387,132
Audit-Related Fees (2)	12,000	11,000
Tax Fees (3)	5,000	—
All Other Fees	—	—
Total Fees Paid	$460,225	$398,132

(1)

Includes fees paid or expected to be paid for audits of annual consolidated financial statements, reviews of consolidated financial statements included in quarterly reports on Form 10-Q, consents issued, reviews of registration statements, and reviews of various Form 8-Ks.

(2)	Includes fees paid for audit of employee benefit plan.
(3)	Includes fees paid for services relating to tax planning, preparation and compliance.

All services rendered by Dixon Hughes Goodman LLP during 2021 were subject to pre-approval by the Audit and Risk Committee.  The Audit and Risk Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services that may be performed by our independent auditors.  Under this policy, each year at the time it engages the independent auditor, the Audit and Risk Committee pre-approves the engagement terms and fees and may also pre-approve detailed types of audit-related and permitted tax services to be performed during the year.  All other permitted non-audit services are required to be pre-approved by the Audit and Risk Committee on an engagement-by-engagement basis.  The Audit and Risk Committee has considered whether Dixon Hughes Goodman LLP’s provision of other non-audit services to the Company is compatible with maintaining independence of Dixon Hughes Goodman LLP.  The Audit and Risk Committee has determined that it is compatible with maintaining the independence of Dixon Hughes Goodman LLP.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 3 RATIFYING DIXON HUGHES GOODMAN LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR 2022.

Report of the Audit and Risk Committee

The Audit and Risk Committee of the Company is responsible for receiving and reviewing the annual audit report of the Company’s independent auditors and reports of examinations by bank regulatory agencies, and helps formulate, implement, and review the Company’s internal audit program. The Audit and Risk Committee assesses the performance and independence of the Company’s independent auditors and recommends their appointment and retention. The Audit and Risk Committee has in place pre-approval policies and procedures that require an evaluation of any conflicts of interest that may impair the independence of the independent auditors and pre-approval of an engagement letter that outlines all services to be rendered by the independent auditors.

During the course of its examination of the Company’s audit process in 2021, the Audit and Risk Committee reviewed and discussed the audited financial statements with management. The Audit and Risk Committee also discussed with the independent auditors, Dixon Hughes Goodman LLP, all matters that are required to be discussed in accordance with standards adopted by the Public Company Accounting Oversight Board (“PCAOB”). Furthermore, the Audit and Risk Committee received from Dixon Hughes Goodman LLP disclosures regarding their independence in accordance with applicable standards of the PCAOB, and have discussed with Dixon Hughes Goodman LLP their independence.

Based on the review and discussions above, the Audit and Risk Committee recommended to the Board that the audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2021, for filing with the SEC.

This report is submitted by the Audit and Risk Committee:

William H. Cameron

Tonya W. Bradford

Diane B. Glossman

Miltom E. Petty

OTHER MATTERS

The Board of Directors knows of no other business that will be brought before the Annual Meeting.  Should other matters be properly presented for action at the Annual Meeting, the Proxies, or their substitutes, will be authorized to vote shares represented by appointments of proxy according to their best judgment.

PROPOSALS FOR 2023 ANNUAL MEETING

Shareholders may present proposals for action at meetings of shareholders only if they comply with the proxy rules established by the SEC, applicable North Carolina law and our Bylaws.

Under SEC Rule 14a-8, in order for a shareholder proposal to be included in our proxy solicitation materials for the 2023 Annual Meeting, it must be delivered to our principal executive offices located at 1741 Tiburon Drive, Wilmington, North Carolina 28403 by December 2, 2022; provided, however, that if the date of the 2023 Annual Meeting is more than 30 days before or after May 17, 2023, a shareholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation materials for such Annual Meeting.

Our Bylaws permit any shareholder of voting common stock to nominate directors. Shareholders wishing to nominate a director must deliver written notice of the nomination to our Corporate Secretary at least 120 days prior to the meeting at which directors will be elected. The shareholder making such nomination must also submit a detailed resume of the nominee, stating the reasons why such person would be qualified to serve on the Board of Directors and the written consent of the nominee that, if elected, such nominee would serve as a member of the Board of Directors.

Management’s proxy holders for the 2023 Annual Meeting will have discretion to vote proxies given to them on any shareholder proposal of which the Company does not have notice on or before February 15, 2023.

HOUSEHOLDING MATTERS

The SEC has adopted rules that permit companies to deliver a single copy of proxy materials to multiple shareholders sharing an address unless a company has received contrary instructions from one or more of the shareholders at that address. This means that only one copy of the proxy materials may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of the proxy materials either now or in the future, please contact our Corporate Secretary at the Company’s offices at 1741 Tiburon Drive, Wilmington, North Carolina 28403 or at (910) 790-5867. Upon written or oral request to the Corporate Secretary, the Company will provide a separate copy of the proxy materials. In addition, shareholders at a shared address who receive multiple copies of proxy materials may request to receive a single copy of proxy materials in the future in the same manner as described above.

SHAREHOLDER COMMUNICATIONS

The Company does not currently have a formal policy regarding shareholder communications with the Board of Directors; however, any shareholder may submit written communications to our Corporate Secretary at the Company’s offices at 1741 Tiburon Drive, Wilmington, North Carolina 28403, and such communications will be forwarded to the Board of Directors as a group or to the individual director or directors addressed.

ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the SEC is accessible free of charge in the investor relations section of our website at www.liveoakbank.com. The Annual Report on Form 10-K contains audited consolidated balance sheets of the Company as of December 31, 2021 and 2020, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2021. You can request a copy of our Annual Report on Form 10-K free of charge by contacting our Corporate Secretary, Live Oak Bancshares, Inc., 1741 Tiburon Drive, Wilmington, North Carolina 28403.

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D70869-P67519 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LIVE OAK BANCSHARES, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. **Election of Directors**	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Tonya W. Bradford
02) William H. Cameron
03) Diane B. Glossman
04) Glen F. Hoffsis
05) David G. Lucht
06) James S. Mahan III
07) Miltom E. Petty
08) Neil L. Underwood
09) William L. Williams III

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. **Say-on-Pay Vote.** Non-binding, advisory proposal to approve compensation paid to our named executive officers.	☐	☐	☐
3. **Ratification of Independent Auditors.** Proposal to ratify Dixon Hughes Goodman LLP as the Company's independent auditors for 2022.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D70870-P67519

REVOCABLE PROXY
LIVE OAK BANCSHARES, INC.
Annual Meeting of Shareholders
May 17, 2022 9:00 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints William C. Losch, III and Gregory W. Seward (the "Proxies"), and any substitute appointed by them, as the undersigned's attorneys and proxies, and authorizes any one or more of them to represent and vote, as designated on the reverse side of this appointment of proxy, all of the shares of voting common stock of Live Oak Bancshares, Inc. (the "Company") held of record by the undersigned on March 11, 2022, at the Annual Meeting of Shareholders of the Company to be held at the Live Oak Corporate Offices, 1741 Tiburon Drive, Wilmington, North Carolina, at 9:00 AM, Eastern Time on May 17, 2022, and at any adjournments of the Annual Meeting.

Continued and to be signed on reverse side

of any instruction, those shares may be voted "FOR" the election of each nominee named in Proposal 1 and "FOR" Proposals 2 and 3. If, before the Annual Meeting, any nominee listed in Proposal 1 becomes unable or unwilling to serve as a director for any reason, the Proxies are authorized to vote for a substitute nominee named by the Board of Directors. On any other matter properly presented for action by shareholders at the Annual Meeting and on matters incident to the conduct of the meeting, the Proxies are authorized to vote the shares represented by this appointment of proxy according to their best judgment. This appointment of proxy may be revoked by the undersigned at any time before the voting takes place at the Annual Meeting by filing with the Company's Corporate Secretary a written instrument revoking it or a duly executed appointment of proxy bearing a later date, or by attending the Annual Meeting and announcing an intention to vote in person. Continued and to be signed on reverse side